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As filed with the Securities and Exchange Commission on May 7, 2004

Registration Statement No. 333-113953

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEROLOGICALS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-2142225 (I.R.S. Employer Identification No.)

5655 Spalding Drive
Norcross, GA 30092
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Philip A. Theodore
Vice President, General Counsel
Serologicals Corporation
5655 Spalding Drive
Norcross, Georgia 30092
678-728-2015
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
G. Roth Kehoe, II
King & Spalding LLP
191 Peachtree Street
Atlanta, GA 30303
Telephone: (404) 572-4600
Telecopy: (404) 572-5136

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Subject to completion, dated May 7, 2004

The information in this prospectus is not complete and may be changed. The selling securityholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling securityholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Serologicals Corporation

$130,000,000
4.75% Convertible Senior Subordinated Debentures due 2033 and
8,789,729 shares of Common Stock issuable upon the conversion of the Debentures

        The owners of the debentures described above will use this prospectus when they sell the debentures or shares of our common stock issued upon conversion of the debentures. We will not receive any proceeds from the sale of the debentures or the shares of common stock by the selling securityholders.

        The terms of the debentures are described in more detail later in this prospectus. Persons considering an investment in the debentures or the shares of our common stock into which the debentures may be converted are encouraged to read this prospectus in its entirety.

        The debentures are not listed on any securities exchange. The debentures are designated for trading in the PORTAL market. Our common stock is listed on the Nasdaq National Market under the symbol "SERO." The last reported sale price of our common stock on the Nasdaq National Market on May 6, 2004 was $19.21 per share.

        See "Risk Factors" beginning on page 6 for a discussion of certain risks that you should consider in connection with an investment in the debentures or our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                        , 2004

        In this prospectus, "Serologicals," "we," "us" and "our" refer to Serologicals Corporation and its subsidiaries, in each case except where the context otherwise requires or as otherwise indicated. References in this prospectus to our common stock include rights related to our common stock pursuant to our stockholder rights plan.

        We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not, and the selling securityholders are not, offering to sell or seeking offers to buy, the securities in any jurisdiction other than where an offer or sale is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

SUMMARY

        The following summary provides an overview of information about us and the terms of the debentures. We selected the information that appears in this summary to provide you with a basic understanding of our business and the industry in which we operate and an overview of the terms of the debentures. This summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes thereto, included or incorporated by reference in this prospectus. You should carefully consider the entire prospectus, including the "Risk Factors" section, before making an investment decision.

Our Company

General

        We are a global provider of biological products and enabling technologies to life science companies. Our products are essential for the research, development and manufacturing of biologically based life science products. Our products and technologies are used in a wide variety of applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Our customers include many of the leading life science companies throughout the world.

        Our business is organized into three operating segments: research products, cell culture products and diagnostic products. These segments are based primarily on the differing production, manufacturing and other value-added processes that we perform with respect to the products and, to a lesser extent, the differing nature of the ultimate end use of our products.

        We conduct the operations of our research products segment primarily through Chemicon International, Inc. and Chemicon Europe Ltd., which we refer to collectively as Chemicon. We acquired Chemicon in April 2003. Chemicon provides a broad range of specialty reagents, kits, antibodies and molecular biology tools to biotechnology, pharmaceutical and academic research customers working in the areas of neuroscience, infectious disease, drug discovery, cancer research, stem cell research and proteomics. Chemicon is also a leading supplier of monoclonal antibodies, conjugates, antibody blends and molecular biology-based detection kits for use in diagnostic laboratories. Chemicon, headquartered in Temecula, California, has manufacturing and distribution operations in California, Australia and the United Kingdom.

        We manufacture our cell culture and diagnostics products in facilities located in North America and the United Kingdom. We operate protein fractionation facilities located in Kankakee, Illinois and Toronto, Ontario and have a third facility under construction in Lawrence, Kansas. These facilities provide a variety of highly purified proteins used in diagnostic reagents and cell culture media components for use in the development and manufacturing of biotechnology products. Additionally, these facilities produce a line of highly purified animal proteins known as tissue culture media components that are used primarily by biopharmaceutical and biotechnology companies as nutrient additives in cell culture media. Our most significant product within the cell culture segment is EX-CYTE®. EX-CYTE® is a concentrated solution of cholesterol, lipoproteins and fatty acids that is used, in combination with other cell culture supplements, to reduce or replace animal serum in cell culture processes. We hold one patent on the manufacturing process for EX-CYTE®. Another patent has been granted but not yet issued. Other key products within the cell culture segment include proprietary bovine serum albumin ("BSA"), recombinant insulin and other products used principally in mammalian cell culture.

        We manufacture monoclonal antibodies in our Scotland facility. The monoclonal antibodies are used in diagnostic products such as blood typing reagents and in controls for diagnostic tests for certain infectious diseases. We operate a facility in Milford, Massachusetts that includes a central product distribution facility, as well as operations related to our human-sourced polyclonal antibody business and production of substrates for use in diagnostic assays. The key products within the diagnostic segment are monoclonal antibodies used in blood typing reagents and diagnostic antibodies.

Recent Developments

        On January 15, 2004, we completed the sale of our therapeutic plasma business to Gradipore Limited, or Gradipore, an Australian-based company. The effective date of the sale was December 28, 2003. We received $3.5 million in cash at closing. The remainder of the consideration was in the form of two secured promissory notes in the amounts of $1.5 million and $11.8 million. The $11.8 million promissory note was recorded at its net realizable value of $6.4 million. Gradipore also assumed $1.3 million of current and long-term liabilities associated with the operations. The operations of the therapeutic plasma business consisted primarily of ten plasma collection centers and a central testing laboratory and a staff of approximately 160 people.

Corporate Information

        We are a Delaware corporation incorporated in 1994. Our principal executive offices are located at 5655 Spalding Drive, Norcross, Georgia 30092, and our telephone number is (678) 728-2000. We maintain a website at www.serologicals.com. The reference to our website does not constitute incorporation by reference of the information contained at the website.

Summary of the Terms of the
Debentures

        The following summary contains basic information about the debentures and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the debentures, please refer to the section of this prospectus entitled "Description of Debentures." For purposes of the description of debentures included in this prospectus, references to "the company," "issuer," "Serologicals," "we" and "our" refer only to Serologicals Corporation and do not include our subsidiaries.

Maturity Date	August 15, 2033, unless earlier converted, redeemed or repurchased.
Ranking	The debentures will rank junior in right of payment to all of our existing and future senior indebtedness, equal in right of payment with all of our future senior subordinated indebtedness and senior in right of payment to all our future subordinated indebtedness. The debentures will be effectively subordinated to the liabilities of our subsidiaries. As of December 28, 2003, we had approximately $7,000 of senior indebtedness, no senior subordinated indebtedness other than the debentures and no subordinated indebtedness. In addition, as of December 28, 2003, our subsidiaries had approximately $16.1 million of indebtedness and other liabilities outstanding, excluding contingent liabilities.
Interest	4.75% per annum on the principal amount, payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2004.
Conversion Rights	You may convert the debentures into shares of our common stock at a conversion rate of 67.6133 shares per $1,000 principal amount of debentures (equal to a conversion price of approximately $14.79 per share), subject to adjustment, only under the following circumstances:
	•	during any fiscal quarter commencing after September 28, 2003 if the last reported sale price of our common stock is greater than or equal to 120% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;
	•	if the debentures have been called for redemption by us;
	•	upon the occurrence of specified corporate transactions described under "Description of Debentures—Conversion upon Specified Corporate Transactions"; or
	•	during the five business day period after any five consecutive trading day period in which the trading price per debenture for each day of such period was less than 98% of the product of the last reported sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures; provided that no debentures may be converted based on the satisfaction of this condition if on any day during such five trading day period, the last reported sale price of our common stock is greater than 100% and less than 120% of the conversion price.

You will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a debenture, except in limited circumstances. Instead, interest will be deemed paid by the common stock issued to you upon conversion. Debentures called for redemption may be surrendered for conversion prior to the close of business on the second business day immediately preceding the redemption date.
Sinking Fund	None
Optional Redemption	Prior to August 22, 2008, the debentures will not be redeemable. On or after August 22, 2008, we may redeem for cash some or all of the debentures, at any time and from time to time, upon at least 30 days' notice for a price equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest to but excluding the redemption date.
Repurchase of Debentures by Us at the Option of the Holder
You may require us to repurchase some or all of your debentures on August 15, 2008, August 15, 2010, August 15, 2013, August 15, 2018, August 15, 2023, or August 15, 2028 at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest to but excluding the applicable repurchase date. We will pay cash for all debentures that holders require us to repurchase on August 15, 2008. For any debentures that holders require us to repurchase on August 15, 2010, August 15, 2013, August 15, 2018, August 15, 2023, or August 15, 2028, we may, at our option, pay the repurchase price in cash or shares of our common stock (valued using the method set forth in "Description of Debentures—Repurchase of Debentures by Us at the Option of the Holder") or a combination of cash and shares of our common stock, provided that we will pay any accrued and unpaid interest in cash.
Fundamental Change	If we undergo a fundamental change (as described in this prospectus) prior to maturity, you will have the right, at your option, to require us to repurchase some or all of your debentures at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest to but excluding the applicable repurchase date. We may, at our option, pay the repurchase price for such debentures in cash or shares of our common stock (valued using the method set forth in "Description of Debentures—Repurchase of Debentures by Us at the Option of the Holder") or a combination of cash and shares of our common stock, provided that we will pay any accrued and unpaid interest in cash.
Use of Proceeds	We will not receive any proceeds from the sale of the debentures or shares of our common stock issuable on conversion of the debentures by the selling securityholders.
Book-Entry Form	The debentures were issued in book-entry form and are represented by global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures are shown on, and transfers are effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities except in limited circumstances.

Summary Consolidated Financial Data

        The following summary consolidated financial and other data as of and for the fiscal years ended December 28, 2003, December 29, 2002 and December 30, 2001 were derived from our audited consolidated financial statements incorporated by reference in this prospectus. The summary consolidated financial and other data as of and for the fiscal years ended December 31, 2000 and December 26, 1999 were derived from our audited consolidated financial statements not incorporated by reference in this prospectus. The summary consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto incorporated by reference in this prospectus.

	Fiscal Year
	2003	2002	2001	2000	1999
	(in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Net sales	$146,915	$99,289	$53,564	$45,345	$38,643
Cost of sales	65,675	47,076	22,878	19,900	19,056

GROSS PROFIT	81,240	52,213	30,686	25,445	19,587
Selling, general and administrative expenses	43,668	33,811	18,601	15,833	12,075
Research and development	6,214	5,628	1,665	710	701
Amortization of intangibles	2,175	895	1,013	935	1,223
Special charges	2,778	1,909	872	259	2,276

OPERATING INCOME	26,405	9,970	8,535	7,708	3,312
Other expense (income), net	180	31	72	28	(150)
Write-off of deferred financing costs	4,492	—	—	—	—
Interest expense	4,384	239	512	1,651	653
Interest income	(255)	(637)	(1,651)	(418)	(110)

INCOME FROM CONTINUING OPERATIONS	17,604	10,337	9,602	6,447	2,919
Provision for income taxes	5,537	3,617	3,380	2,255	1,022

NET INCOME FROM CONTINUING OPERATIONS	12,067	6,720	6,222	4,192	1,897
Income (loss) from discontinued operations	(10,561)	7,229	10,870	8,725	(17,359)

NET INCOME (LOSS)	$1,506	$13,949	$17,092	$12,917	$(15,462)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.49	$0.28	$0.26	$0.19	$0.08
Discontinued operations	(0.43)	0.29	0.46	0.38	(0.73)

Net income (loss)	$0.06	$0.57	$0.72	$0.57	$(0.65)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.48	$0.27	$0.26	$0.18	$0.07
Discontinued operations	(0.42)	0.29	0.44	0.38	(0.70)

Net income (loss)	$0.06	$0.56	$0.70	$0.56	$(0.63)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	24,549	24,357	23,749	22,815	23,617

Diluted	24,960	24,837	24,439	23,283	24,638

	2003	2002	2001	2000	1999
BALANCE SHEET DATA:
Cash and cash equivalents	$48,564	$15,242	$12,119	$23,516	$4,850
Working capital	104,760	65,468	55,156	56,790	50,172
Total assets	358,178	191,165	175,338	131,495	156,898
Long-term debt, less current maturities	130,916	39	1,451	—	30,000
Stockholders' equity	178,972	170,370	152,475	118,707	103,224

RISK FACTORS

        You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business and an investment in the debentures and our common stock. Any of the following risks could seriously harm our business and financial results and cause the value of the debentures and common stock issuable upon conversion of the debentures to decline, which in turn could cause you to lose all or part of your investment.

Risks Relating to Our Business

If we are unable to implement our growth strategy, the price of our common stock may be adversely affected.

        Our growth strategy is to increase our sales and profitability by increasing our rate of growth. We have historically achieved, and intend to continue to achieve, our growth primarily through the acquisition or internal development of new product lines, the expansion of our customer base and the addition of new businesses. However, we cannot guarantee that we will continue to expand successfully or that growth or expansion will result in continued profitability. Our ability to implement our growth strategy will depend upon a variety of factors that are not entirely within our control, including:

  •
  our ability to develop new products internally;

  •
  our ability to make profitable acquisitions;

  •
  integration of acquired companies and facilities into existing operations;

  •
  hiring, training and retention of qualified personnel;

  •
  establishment of new relationships or expansion of existing relationships with customers and suppliers; and

  •
  availability of capital.

        Our growth strategy includes growth by acquisitions. We compete for acquisition opportunities with companies that have significantly greater financial resources than we have. Therefore, there is a risk that we may be unable to complete an acquisition that we believe could be important to our growth strategy because one of our competitors may be willing to pay more for a potential acquisition candidate or may be able to use its financial resources to acquire a potential acquisition candidate before we are able to obtain financing.

If we implement our growth strategy but are unable to manage our growth, our sales and profitability might be adversely affected.

        The implementation of our growth strategy may place additional demands on our administrative, operational and financial resources and increase the demands on our financial systems and controls. Our ability to manage our growth successfully may require us to continue to improve and expand these resources, systems and controls. If our management is unable to manage growth effectively, our operating results could be adversely affected. If we are unable to manage our growth, the price of our common stock may be adversely affected.

We may not be able to raise the additional capital necessary to implement our growth strategy.

        Our growth strategy requires that we make expenditures in connection with new products and the acquisition of other companies. During fiscal 2004, we expect that our expenditures in connection with our growth strategy will be approximately $12 million to $15 million. Although we believe we have sufficient resources to finance the expected fiscal 2004 expenditures in connection with our growth strategy, if our actual expenditures exceed our estimates, we may be required to seek additional sources of financing, which may include issuing additional debt or equity securities during the next year to finance potential acquisitions.

        We cannot predict the amount of our expenditures in connection with our growth strategy in years after fiscal 2004 because opportunities for implementing our growth strategy arise unexpectedly. This is particularly the case for acquisition opportunities. In the past, when an acquisition opportunity arose, we were required to obtain financing simultaneously with our attempt to negotiate the terms of the acquisition. Our dependence on additional financing may place us at a disadvantage in competing for acquisitions. When a future acquisition opportunity arises, we will be required to evaluate the sources of financing and the terms of the financing available at the time. If we cannot find financing on acceptable terms, we may be unable to make the acquisition.

Our competitors may increase the sales of their products in a way that results in decreased sales of our products and our loss of market share.

        The markets for many of our products, particularly our research products, are very competitive and price sensitive. The following companies are our most significant competitors:

  •
  Amersham plc

  •
  Apogent Technologies, Inc.

  •
  Beckman Coulter, Inc.

  •
  Bio-Rad Laboratories, Inc.

  •
  Cambrex Corporation

  •
  CSL Limited

  •
  Fisher Scientific International, Inc.

  •
  Invitrogen Corporation

  •
  Merck KgaA

  •
  Millipore Corporation

  •
  Qiagen N.V.

  •
  Sigma-Aldrich Corp

  •
  Techne Corporation

        Some of our competitors have significant financial, operational, sales and marketing resources, and significant experience in research and development. Our competitors may develop new technologies that compete with our products or render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our products, our business, operating results and financial condition could be negatively impacted. In addition, demand for our products may weaken due to reduction in research and development budgets, loss of distributors and other factors identified in this prospectus, which could have an adverse effect on our financial condition.

        We believe that customers in our markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to potential customers who have purchased products from competitors. To the extent we are unable to be the first to develop and supply new products, our competitive position may suffer.

        We intend to compete in our industry by leveraging and expanding upon the business and operational structure that we put in place during the past twelve months. Among other things, we intend to leverage our expanded sales and marketing structure, to expand our investment in research and development and to continue to evaluate acquisitions of businesses and technologies that will further accelerate our growth in both revenue and profitability. However, we cannot assure you that our plans will be successful and that we will be able to maintain or increase our market share.

If our supply of bovine serum or human recombinant insulin is interrupted or if the price of such materials increases and we are unable to pass the increases to our customers, our cell culture business would be materially adversely affected.

        Our cell culture business relies on the continued availability of bovine serum, which is the raw material from which our EX-CYTE® product is derived and which is a component used in the manufacture of other cell culture products, and of human recombinant insulin, which we distribute to our cell-culture-product customers. The availability and price of bovine serum has been affected by scares or outbreaks of disease or similar health concerns or perceptions about the safety of bovine serum, government regulation and trade restrictions. Cows afflicted with bovine spongiform encephalopathy ("BSE," commonly referred to as "mad cow disease") were recently discovered in Canada and the northwestern United States. These animals were the first known cases of mad cow disease in North America. The discovery of mad cow disease in North America caused disruptions in our production and sales of some of our cell culture products. As a result of both discoveries, we were forced to close our Canadian manufacturing facility for a period of time and to delay shipments of inventory to a number of international customers due to foreign government regulations. We were also unable to import raw material sourced in the United States into Canada and vice versa for a period of time following the discovery of BSE in each country. Similar scares or actual outbreaks of disease could have a material adverse effect on our business, results of operations and financial condition.

        We now obtain all the bovine serum we use to manufacture our cell culture products from a single privately held abattoir located in Illinois. If we are unable to obtain bovine serum from our existing supplier because of a future outbreak of BSE, we will contact other suppliers and attempt to find a source of supply in one of the few countries that is believed to be free from BSE. We have not arranged a source of supply from a source in one of such countries and do not know that we will be able to do so. If we cannot find another source, our cell culture products business will be materially adversely affected.

        We obtain the human recombinant insulin that we distribute to our cell-culture-supplement customers from Novo-Nordisk A/S, a company based in Denmark. We recently entered into a three-year contract with this supplier. We do not have an alternate source of supply for human recombinant insulin. We do not believe that we could readily obtain another source of human recombinant insulin, if our supply from Novo-Nordisk A/S were interrupted. If our supply were interrupted, our cell culture business and our results of operations would be materially adversely affected.

Our EX-CYTE® product sales are driven by market demand for therapeutic drugs that we do not manufacture or sell. If such drugs are not commercially successful, the companies that manufacture them will not purchase EX-CYTE®, and our results of operations may be materially adversely affected.

        The majority of our sales of this product are to companies with approved, marketed drugs, or with drugs in advanced phases of clinical trials. Reduced demand or acceptance, or delays or denial of approval of the underlying pharmaceutical product could adversely impact the demand for EX-CYTE® and adversely affect our results of operations.

Violation of government regulations or voluntary quality programs could result in loss of sales and customers and additional expense to attain compliance.

        The facilities we use in our cell culture and diagnostic products segments are subject to extensive regulation by the Food and Drug Administration, or FDA, primarily through the requirements of the

Public Health Service Act and the Food, Drug and Cosmetic Act, and similar governmental bodies in other countries. New facilities, products and operating procedures also must be approved by the FDA and/or similar governmental bodies in other countries. Our facilities are also subject to periodic inspection by the FDA and other similar governmental bodies to ensure their compliance with applicable laws and regulations. Failure to comply with these laws and regulations can lead to sanctions by the governmental bodies, such as written observations of deficiencies made following inspections, warning letters, product recalls, fines, product seizures and consent decrees, which would be made available to the public. Such actions and publicity could affect our ability to sell our products. In the past, we have received notifications and warning letters from the FDA relating to deficiencies in our compliance with FDA requirements. We were required to take measures to respond to the deficiencies. There can be no assurance that the FDA will not request that we take additional steps to correct these deficiencies or other deficiencies in compliance raised by the FDA in the future. Correction of the deficiencies could have a material adverse affect on our business.

        We are also indirectly held accountable for complying with some of the regulations to which our customers are subject, even though we are not the regulated entity. For example, some of our customers use our products in the manufacturing process for their drug and medical device products. Such products are regulated by the FDA under the FDA's quality system regulations, or QSR. Although the customer is ultimately responsible for QSR compliance for their products, the customers expect that the materials we sell to them will meet QSR requirements. We could lose sales and customers, and incur products liability claims, if our products do not meet QSR requirements, to the extent applicable. In this regard, during 2002 and 2003 we experienced a delay in demonstrating to our customers' satisfaction that our Toronto manufacturing facility complied with their QSR requirements. This delay resulted in lost sales and increased costs during fiscal 2002 and 2003. We are beginning the process of demonstrating QSR compliance of our new manufacturing facility in Lawrence, Kansas, to our customers. Delays in their acceptance of our plant could cause lost sales and increased costs.

        We are subject to United States Department of Agriculture regulations and various foreign regulations for the sourcing, manufacturing and distribution of animal based proteins. Our failure to comply with these requirements could negatively impact our business and potentially cause the loss of customers and sales.

        ISO 9000:2000 quality standards are an internationally recognized set of voluntary quality standards that require compliance with a variety of quality requirements somewhat similar to the QSR requirements. The operations of our cell culture manufacturing facilities, as well as our manufacturing facility in Scotland and our research products facilities in California, Australia and the United Kingdom, are registered under the ISO standards. Failure to comply with this voluntary standard can lead to observations of non-compliance or even suspension of ISO certification by the certifying unit. Loss of ISO certification could cause some customers to purchase products from other suppliers.

Our research and development efforts for new products may be unsuccessful.

        We incur research and development expenses to develop new products and technologies. There can be no assurance that any of these products or technologies will be successfully developed or that, if developed, will be commercially successful. If we are unable to develop commercialized products from our research and development efforts or we are unable or unwilling to allocate amounts beyond our currently anticipated research and development investment, we could lose our entire investment in these new products and technologies.

If we are not able to identify new licensing opportunities or to enter into licenses for new products on acceptable terms, we may be unable to offer new products, which would adversely affect our results of operations.

        A component of our business strategy is to increase the number of products we offer by licensing products developed by other biotechnology companies or academic research laboratories. We attempt to market such products to our customers. Often, we attempt to improve the licensed products using our technologies. Therefore, we depend on the success of our licensing efforts for a portion of our new products. There can be no assurance that our licensing efforts will be successful.

        We license technology that enables us to access proprietary biological materials that we use to manufacture our products. Some of the licenses do not provide guarantees that we will have all legal rights to sell products that are derived from the licensed technology. Therefore, we may be prevented from selling products produced with the licensed biological materials because of competing technologies owned by others, including patented technologies. If our products are found by a court to infringe intellectual property rights of a third party, we may be prevented from practicing that technology. Moreover, if found by a court to infringe the patent of the third party, we may be liable for compensatory damages, treble damages and attorney's fees and subject to a royalty obligation or enjoined from practicing the technology altogether, notwithstanding the license from the licensor. Although we attempt to obtain indemnification from our licensors, we do not always receive indemnification against third party claims of patent infringement.

        In the ordinary course of business we receive notices alleging that one or more of our approximately 7,000 research products violates a patent or other intellectual property right. Although we have not in the past incurred material liabilities as a result of infringement claims with respect to our research products, we have no assurance that we will not incur material liability as a result of an infringement claim in the future, which could materially adversely affect our results of operations.

If we fail to introduce new products, or our new products are not accepted by potential customers, we may lose market share.

        Our research products business is highly dependent on frequent new product introductions. Our future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements. To the extent we fail to introduce new and innovative products, we may lose market share to our competitors, which could be difficult to regain. Any inability to develop and introduce new products successfully could reduce our growth rate or damage our business.

If we do not protect our intellectual property, our business could be materially adversely affected.

        Many of our current products are not protected by patents that we own or license. We attempt to protect these products by maintaining our intellectual property related to them as trade secrets. Our products that are not patented may be susceptible to reverse engineering or parallel development efforts and sales by our competitors. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, our employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. If our trade secrets become known we may lose our competitive position. To prevent competitors from using technologies and trademarks in which we hold intellectual property rights, it may be necessary for us to litigate against those competitors. Any litigation could result in substantial expense, may distract our management, and may not adequately protect the proprietary technologies and trademarks. Furthermore, litigation may result in a finding of invalidity and unenforceability of our intellectual property rights. In any case in which we are unable to protect our proprietary technologies and trademarks, we may be subject to increased competition, resulting in lost sales and reduced profits, and even discontinuance of or non-entry into a product line. Our patents have a limited term.

        We own approximately 60 patents and have approximately 24 patent applications pending, most of which relate to our research products business. Our issued patents expire beginning in May 2004 through October 2020. Several of our patents are on EX-CYTE®, which is our most important cell culture product. We have also obtained a federal trademark registration on the name of the product. One patent on the process used to make EX-CYTE® expires in October 2006 in the United States and in April 2006 in Europe and Japan. Other patents associated with the process for making EX-CYTE® expire in 2012 and beyond. After the expiration of our process patents on EX-CYTE®, other companies could produce products similar to EX-CYTE® using our process. If other companies did so, sales of EX-CYTE® could be materially adversely affected. We believe that our intellectual property protection with respect to EX-CYTE® is material to our business. We do not believe that any of our other patents is material to our business.

        We have approximately 400 licenses from others and we have approximately 100 licenses to others. Most of our licenses from others relate to our research products business. The licenses from others typically cover patents or biological materials, such as cell lines, that we use to develop new products. Most of them are for fixed terms with options for renewal. No single license is material to our business.

        In the ordinary course of business we receive notices alleging that one or more of our products may violate the intellectual property rights of others. Although we have not in the past incurred material liabilities as a result of such infringement claims, we have no assurance that we will not incur material liability as a result of an infringement claim in the future, which could materially adversely affect our business.

        All of our current employees are required to sign confidentiality and non-disclosure agreements. The agreements restrict the ability of our employees to disclose proprietary company data without our prior permission. We enforce these agreements when appropriate. However, if one of our current or former employees discloses proprietary company data in violation of these agreements, our business could be materially adversely affected.

Reduction or delays in research and development budgets and in government funding may negatively impact sales in our research products segments.

        Our customers include researchers at pharmaceutical and biotechnology companies, academic institutions and government and private laboratories. A significant portion of the sales of our research products business is to researchers, universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies such as the U.S. National Institutes of Health and similar domestic and international agencies. Fluctuations in the research and development budgets of these researchers and their organizations could affect the demand for our research products. Research and development budgets fluctuate due to numerous factors that are outside our control and are difficult to predict, including changes in available resources, spending priorities and institutional budgetary policies.

We rely on international sales, which are subject to additional risks.

        International sales accounted for approximately 36% of our revenues in fiscal 2003, 54% of our revenues in fiscal 2002 and 48% of our revenues in fiscal 2001. International sales can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:

  •
  unexpected changes in regulatory requirements and tariffs;

  •
  difficulties and costs associated with staffing and managing foreign operations, including foreign distributor relationships;

  •
  longer accounts receivable collection cycles in certain foreign countries;

  •
  adverse economic or political changes;

  •
  unexpected changes in regulatory requirements;

  •
  more limited protection for intellectual property in some countries;

  •
  changes in our international distribution network and direct sales force;

  •
  changes in currency exchange rates;

  •
  potential trade restrictions, exchange controls and import and export licensing requirements; and

  •
  potentially adverse tax consequences of overlapping tax structure.

        Each of these risks might impact our cash flow or impair our ability to borrow funds, which ultimately could affect our business, financial condition or operating results. We have not attempted to mitigate the risk of fluctuations in currency exchange rates by entering into hedging financial arrangements.

Litigation may harm our business or otherwise distract our management.

        Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, competitors, customers, or end-users of our products or services, including liability claims and patent infringement based on our products and services, could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes out of court or on terms favorable to us.

        If we are sued for patent infringement, and a court agrees that we are infringing a third party patent, we may be forced to remove a product from the market or enter into a license agreement, which may not be available on reasonable terms, if at all. Further, in such a circumstance, we could be exposed to significant attorneys' fees and costs.

Our operating results may fluctuate in future periods, which could have a material adverse affect on the price of the debentures and our common stock.

        The results of operations for any quarter are not necessarily indicative of results to be expected in future periods. Our operating results have in the past been, and will continue to be, subject to quarterly fluctuations as a result of a number of factors. These factors include:

  •
  the integration of people, operations and products from acquired businesses and technologies;

  •
  our ability to introduce new products successfully;

  •
  market acceptance of existing or new products and prices;

  •
  competitive product introductions;

  •
  changes in customer research budgets which are influenced by the timing of their research and commercialization efforts and their receipt of government grants;

  •
  our ability to manufacture our products efficiently;

  •
  our ability to control or adjust research and development, marketing, sales and general and administrative expenses in response to changes in revenues; and

  •
  the timing of orders from distributors and mix of sales among distributors and our direct sales force.

We are subject to environmental laws and regulations and could incur costs for environmental remediation at one of our facilities.

        We are subject to environmental laws and regulations governing the use of materials and chemicals used in our business. We use many chemicals that are classified as hazardous substances in our manufacturing operations, including organic solvents. We believe that our safety and environmental policies for handling and disposing of such materials comply with standards prescribed by state and federal agencies. There is a risk, however, that we might accidentally release a hazardous substance into the environment. In addition, we cannot assure you that laws, rules and regulations or enforcement policies that are more restrictive than those with which we now comply will not be adopted in the future. If so, we would be required to change our compliance programs, which could make compliance more expensive or otherwise adversely affect our business or prospects.

The market price of our stock could be volatile. The volatility could have a material adverse affect on the price of the debentures. You could lose your entire investment in our securities.

        The market price of our common stock has been subject to volatility. During 2002, the price of a share of our common stock ranged from $7.32 to $22.00. During 2003, the price ranged from $7.68 to $18.50. During the first quarter of 2004, the price of a share of our common stock ranged from $14.34 to $21.17. In the future, the market price of our common stock and debentures may fluctuate substantially due to a variety of factors, including:

  •
  quarterly fluctuations in our operating income and earnings per share results;

  •
  new product introductions by us or our competitors;

  •
  economic conditions;

  •
  disputes concerning patents or proprietary rights;

  •
  changes in earnings estimates and market growth rate projections by market research analysts;

  •
  sales of common stock by us or by existing holders, or the perception that such sales may occur;

  •
  loss of key personnel; and

  •
  securities class actions or other litigation.

        The market price for our common stock may also be affected by our ability to meet analysts' expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business, results of operations and financial condition.

Absence of dividends could reduce our attractiveness to investors.

        Some investors favor companies that pay dividends, particularly in market downturns. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, we do not currently anticipate paying cash dividends on our common stock. Furthermore, we are prohibited by the terms of our existing credit facility from paying dividends on our common stock. Investors who require dividend income should not invest in our common stock. An investment in our common stock will provide a return only if you are able to sell our common stock for more than you paid for it. We cannot guarantee that the price of our stock will increase. Stock prices are inherently unpredictable.

Risks Related to the Debentures

We may not have the ability to raise the funds necessary to repurchase the debentures upon a fundamental change or on any other repurchase date, as required by the indenture governing the debentures.

        On August 15, 2008, holders of the debentures may require us to repurchase their debentures for cash. In addition, on August 15, 2010, August 15, 2013, August 15, 2018, August 15, 2023 and August 15, 2028, or following a fundamental change as described under "Description of Debentures—Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change," holders of debentures may require us to repurchase their debentures, at our option in cash or shares of our common stock or a combination thereof. A fundamental change may also constitute an event of default under, and result in the acceleration of the maturity of, our then existing indebtedness. We cannot assure you that we will have sufficient financial resources or that we will be able to arrange financing, to pay the repurchase price in cash with respect to any debentures tendered by holders for repurchase on any of these dates or upon a fundamental change.

        Even if we issue shares of common stock in satisfaction of our repurchase obligation, this may result in dilution of our common stock, which may negatively impact the price of the debentures. In addition, restrictions in our then existing credit facilities or other indebtedness may not allow us to repurchase the debentures. Our failure to repurchase the debentures when required would result in an event of default with respect to the debentures. Such an event of default could negatively affect the trading price of the debentures and our common stock since the event of default could lead to the principal and accrued and unpaid interest on the outstanding debentures becoming immediately due and payable.

We are dependent upon the earnings of our subsidiaries to service our indebtedness.

        A substantial portion of our operations is conducted through our subsidiaries. As a result, our cash flow and our ability to service our indebtedness, including the debentures, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments from our subsidiaries. Any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

The trading prices of the debentures could be significantly affected by the trading prices of our common stock.

        We expect that the trading prices of the debentures in the secondary market will be significantly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. As discussed above, the market price of our common stock may be volatile. This may result in greater volatility in the trading prices of the debentures than would be expected for nonconvertible debt securities. It is impossible to predict whether the price of our common stock or interest rates will rise or fall.

        The trading price of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the stock markets generally, and sales of substantial amounts of common stock by us in the market after the offering of the debentures, or the perception that such sales may occur, could affect the price of our common stock.

Your right to receive payments on the debentures ranks junior to all of our existing and future senior indebtedness.

        The debentures are our unsecured, senior subordinated obligations. The debentures rank junior in right of payment to all of our existing and future senior indebtedness, including indebtedness under our new revolving credit facility. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our senior indebtedness will be entitled to be paid in full and in cash before any payment may be made with respect to the debentures. In addition, all payments on the debentures will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior indebtedness. In addition, our existing and future secured indebtedness, including indebtedness under our revolving credit facility, will effectively rank senior to the debentures to the extent of the assets securing such indebtedness.

The debentures will be effectively subordinated to the liabilities of our subsidiaries.

        The debentures are not guaranteed by our subsidiaries and will be effectively subordinated to all existing and future liabilities of our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of holders of the debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations.

An active trading market for the debentures may not develop.

        The debentures are a new issue of securities for which there is currently no public market. We do not intend to list the debentures on any national securities exchange or automated quotation system. Although the debentures were sold to qualified institutional buyers under Rule 144A, which means the debentures are eligible for trading on the PORTAL market, we cannot assure you that an active or sustained trading market for the debentures will develop or that the holders will be able to sell their debentures. The initial purchasers informed us that they intend to make a market in the debentures after this offering is completed. However, the initial purchasers may cease their market-making at any time.

        Moreover, even if you are able to sell your debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions which may have a negative effect on the holders of the debentures, regardless of our prospects or financial performance.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

        If you hold debentures, you will not be entitled to any rights with respect to our common stock (including voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures and, in limited cases, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

        We are not restricted from issuing additional common stock during the life of the debentures. If we issue additional shares of common stock, the price of our common stock and, in turn, the price of the debentures may be materially and adversely affected.

Conversion of the debentures will dilute the ownership interest of existing stockholders, including holders who had previously converted their debentures.

        The conversion of some or all of the debentures will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

Our certificate of incorporation and by-law provisions, and several other factors, could limit another party's ability to acquire us, could deprive you of the opportunity to obtain a takeover premium for your shares of common stock and could delay or prevent changes in our board of directors that our stockholders might consider favorable.

        These provisions include:

  •
  authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  •
  establishing a classified board of directors, with each class of director serving a three-year term that ends in a different year;

  •
  requiring that only the board of directors may call special meetings of our stockholders;

  •
  prohibiting stockholders from taking any action by written consent; and

  •
  establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by our stockholders at stockholders meetings.

        We also have a stockholder rights plan that provides for, among other things, distributions to our stockholders upon an actual or prospective change in control of our company. The plan could have an anti-takeover effect because a distribution under the plan may cause a substantial dilution to a person or a group that attempts to acquire a substantial number of our shares of common stock without the approval of our board of directors. See "Description of Capital Stock—Preferred Stock."

        Furthermore, provisions of the Delaware General Corporation Law may limit the ability of another party to acquire us. For example, Section 203 of the Delaware General Corporation Law restricts our ability to enter into certain transactions with our major stockholders. See "Description of Capital Stock—Delaware law and specified charter and by-law provisions."

The conditional conversion features of the debentures could result in you receiving less than the value of the common stock into which a debenture is convertible.

        The debentures are convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

The debentures are not protected by restrictive covenants.

        The indenture governing the debentures does not contain any financial covenants or restrictions on the payment of dividends. The indenture does not restrict the issuance or repurchase of securities by us or our subsidiaries. The indenture contains no covenants or other provisions to afford you protection in the event of a highly leveraged transaction, such as a leveraged recapitalization, that would increase the level of our indebtedness, or a change in control except as described under "Description of Debentures—Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change." Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the debentures could be adversely affected.

Adjustments to the conversion rate on the debentures may result in a taxable distribution to you.

        The conversion ratio of the debentures will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. Under Section 305(c) of the Internal Revenue Code, an increase in the conversion ratio as a result of our distribution of cash to common stockholders generally will result in a deemed distribution to you. Other adjustments in the conversion ratio (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be taxable as a dividend to the extent of our current or accumulated earnings and profits. If you are a non-U.S. holder (as defined below) of debentures, any deemed distribution to you that is treated as a dividend will be subject to withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). See "Material U.S. Federal Income Tax Considerations."

 FORWARD-LOOKING STATEMENTS

        This prospectus contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 about us. The forward-looking statements are subject to risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by the use of words such as "may," "will," "expect," "anticipate," "intend," "estimate," "plan," "believe," or "continue" and other words of similar meaning or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements include discussions of our expected business outlook, future operations, financial performance, pending acquisitions, financial strategies, future working capital needs and projected industry trends, as well as our strategies for growth, product development, regulatory approvals and compliance, market position and expenditures.

        Forward-looking statements are only predictions and are not guarantees of performance. Forward-looking statements are based on current expectations of future events and are based on our current views and assumptions regarding future events and operating performance. These assumptions could prove inaccurate, or unknown risks or uncertainties could materialize, which could cause our actual results to differ materially from our expectations or predictions. Many of these factors are beyond our ability to control or predict.

        All forward-looking statements contained in this prospectus are qualified in their entirety by reference to the factors discussed throughout this prospectus. The following cautionary statements identify important factors that could cause our actual results to differ materially from those discussed in the forward-looking statements made in this prospectus. Among the factors that could cause our actual results to differ materially are:

  •
  the risks and other factors discussed under the caption "Risk Factors";

  •
  our ability to implement our growth strategy;

  •
  our ability to manage our growth and expansion;

  •
  our ability to raise capital;

  •
  our ability to find acceptable acquisitions in the future and to integrate and manage them;

  •
  our ability to compete effectively within our industry;

  •
  our dependence on the success of the customers of our EX-CYTE® product in developing and marketing new drugs using the product;

  •
  our ability to complete validation of the new Bio-Process manufacturing facility during 2004;

  •
  our ability to comply with regulatory, customer and industry regulations and guidelines;

  •
  our ability to identify new commercial product opportunities;

  •
  our ability to protect our intellectual property;

  •
  our customers' dependence on research budgets and government funding, which may be reduced;

  •
  fluctuations in foreign currency exchange rates;

  •
  the effect on our results of operations of the loss of any significant customers or reduced orders from significant customers, including reductions or delays in research and development budgets and in government funding; and

  •
  adoption of, or changes in, domestic and foreign laws and regulations that could affect our ability to maintain existing regulatory licenses and approvals.

        You should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events. The factors listed above (in addition to other possible factors not listed) could affect our actual results and cause these results to differ materially from those expressed in forward-looking statements made by us or on our behalf.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents our historical ratios of earnings to fixed charges for the periods indicated:

	Fiscal Year
	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges(1)	4.24x	13.88x	11.21x	4.09x	3.67x

(1)
The ratio of earnings to fixed charges is computed by dividing income from continuing operations before provision for income taxes plus fixed charges by fixed charges. Fixed charges means the sum of the following:

•
interest expense,

•
amortized premiums, discounts and capitalized expenses related to indebtedness, and

•
an estimate of the interest portion of rental expense.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the debentures or the shares of our common stock issuable upon conversion of the debentures by the selling securityholders.

        The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq National Market listing fees, if any, and fees and expenses of our counsel and our accountants.

SELLING SECURITYHOLDERS

        We issued the debentures covered by this prospectus in a private placement on August 20, 2003. The debentures were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or their successors, may offer and sell the debentures and the shares of our common stock into which the debentures are convertible pursuant to this prospectus.

        The following table sets forth information with respect to the selling securityholders and the principal amount of debentures and the shares of our common stock into which the debentures are convertible beneficially owned by each selling stockholder that may be offered pursuant to this prospectus. The information is based solely on information provided by or on behalf of the following selling securityholders to us in a questionnaire and is as of the date specified by the securityholders in those questionnaires.

Full Legal Name of Selling Securityholder	Principal Amount of Debentures Beneficially Owned That May Be Sold	Shares of Serologicals Common Stock Beneficially Owned Upon Conversion of the Debentures(1)	Debentures Owned After Completion of the Offering(2)	Shares of Serologicals Common Stock Owned After Completion of the Offering(2)
Advent Convertible Master (Cayman) L.P.(3)	$8,156,000	551,454	0	0
Alpha US Sub Fund 4 LLC(3)	366,000	24,746	0	0
BP Amoco PLC Master Trust(4)	892,000	60,311	0	0
Banc of America Securities LLC(5)	3,175,000	214,672	0	0
Citadel Equity Fund Ltd.(6)(7)	19,915,000	1,346,518	0	0
Citadel Jackson Investment Fund Ltd.(6)(7)	2,585,000	174,780	0	0
CNH CA Master Account, L.P.(8)	2,250,000	152,129	0	0
Context Convertible Arbitrage Fund, LP(9)(10)	2,000,000	135,226	0	0
Context Convertible Arbitrage Offshore, Ltd.(9)	3,850,000	260,311	0	0
DBAG London(6)(11)	3,000,000	202,839	0	0
DKR SoundShore Oasis Holding Fund Ltd.(12)	1,000,000	67,613	0	0
Fore Convertible Master Fund, LTD(13)	1,000,000	67,613	0	0
Geode U.S. Convertible Arbitrage Fund, a series of Geode Investors, LLC(14)	1,000,000	67,613	0	0
HFR Arbitrage Fund(3)	395,000	26,707	0	0
HFR CA Select Fund(15)	1,250,000	84,516	0	0
Hotel Union & Hotel Industry of Hawaii Pension Plan(4)	225,000	15,212	0	0
Institutional Benchmarks Market Neutral L.P.(4)	1,344,000	90,872	0	0
JMG Triton Offshore Fund, Ltd.(16)	500,000	33,806	0	0
LDG Limited(17)	172,000	11,629	0	0
Lyxor—Advent Capital Management, L.L.P.(3)	1,004,000	67,883	0	0
Lyxor/Context Fund Ltd(6)(9)	300,000	20,283	0	0
Man Convertible Bond Master Fund, Ltd.(18)	3,147,000	212,779	0	0
McMahan Securities Co. L.P.(6)(19)	500,000	33,806	0	0
Mill River Master Fund L.P.(6)(20)	1,350,000	91,277	0	0
National Bank of Canada(6)(21)	1,300,000	87,897	0	0
Putnam Convertible Income—Growth Trust(6)(22)	2,600,000	175,794	0	0
RBC Alternative Assets LP—Convertible Arbitrage(23)	150,000	10,141	0	0
Royal Bank of Canada (Norshield)(6)(9)	650,000	43,948	0	0
SSI Blended Market Neutral L.P.(4)	449,000	30,358	0	0
SSI Hedged Convertible Market Neutral L.P.(4)	667,000	45,098	0	0

San Diego County Employees Retirement Association(15)	2,000,000	135,226	0	0
Sphinx Convertible Arbitrage Fund SPC(4)	369,000	24,949	0	0
Sphinx Fund(17)	48,000	3,245	0	0
St. Thomas Trading, Ltd.(6)(18)	7,103,000	480,257	0	0
Tag Associates(3)	79,000	5,341	0	0
The Drake Offshore Master Fund, Ltd.(23)	1,000,000	811,359	0	0
TQA Master Fund, Ltd(17)	1,565,000	105,814	0	0
TQA Master Plus Fund, Ltd(17)	1,569,000	106,085	0	0
Univest Convertible Arbitrage Fund II LTD (Norshield)(9)	150,000	10,141	0	0
Univest Multistrategy Fund—Convertible Arbitrage(23)	200,000	13,522	0	0
Viacom Inc. Pension Plan Master Trust(4)	22,000	1,487	0	0
Wachovia Capital Markets LLC(10)	1,800,000	121,703	0	0
Wachovia Securities International Ltd(10)	10,500,000	709,939	0	0
WPG Convertible Arbitrage Overseas Master Fund(23)	1,050,000	70,993	0	0
WPG MSA Convertible Arbitrage Fund(23)	150,000	10,141	0	0
Xavex Convertible Arbitrage 7 Fund(17)	289,000	19,540	0	0
Zazove Convertible Arbitrage Fund L.P.(15)	4,950,000	334,685	0	0
Zazove Hedged Convertible Fund L.P.(15)	4,000,000	270,453	0	0
Zazove Income Fund L.P.(15)	2,000,000	135,226	0	0
Zurich Institutional Benchmarks Master Fund Ltd.(25)	3,083,000	208,451	0	0

(1)
Assumes conversion of all the securityholders' debentures at the initial conversion rate of 67.6133 shares of common stock per $1,000 principal amount of debentures. However, the conversion rate is subject to adjustment as described under "Description of Debentures—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future. We will not issue fractional shares of common stock upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. The numbers of shares beneficially owned by the selling securityholders upon conversion of the debentures set forth in this column disregard any fractional shares of common stock.

(2)
We do not know when or in what amounts a selling securityholder may offer the debentures or shares for sale. The selling securityholders might not sell any or all of the debentures or shares offered by this prospectus. Because the selling securityholders may offer all or some of the debentures or shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the debentures or shares, we cannot estimate the number of the debentures or shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the debentures or shares covered by this prospectus will be held by the selling securityholders.

(3)
The general partner of this securityholder is Advent Capital Management LLP, which exercises sole voting and/or dispositive power over the debentures and shares offered by such securityholder pursuant to this prospectus. Mr. Paul Latronica, a principal with Advent Capital Management LLP, exercises voting and/or dispositive power over the debentures and shares offered by such securityholder pursuant to this prospectus.

(4)
SSI Investment Management Inc. is the investment manager for this securityholder. Such investment manager exercises sole voting and/or dispositive power over the debentures and shares offered by such securityholder pursuant to this prospectus. The stockholders of the investment manager are Mr. John Gottfurcht, Mr. George Douglas and Mrs. Amy Jo Gottfurcht.

(5)
This securityholder, a broker-dealer registered pursuant to Section 15 of the Exchange Act, served as a joint book-running manager of the private placement of the debentures. It has advised us that it acquired the debentures offered by this prospectus in the ordinary course of business and that, at the time of acquisition, had no agreements or understandings, directly or indirectly, to distribute such securities. This securityholder is a wholly-owned subsidiary of Bank of America Corporation, a public company.

(6)
This securityholder is affiliated with a broker-dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). It has advised us that it acquired the debentures offered by this prospectus in the ordinary course of business and that, at the time of acquisition, had no agreements or understandings, directly or indirectly, to distribute such securities.

(7)
Citadel Limited Partnership, or Citadel, is the trading manager of Citadel Equity Fund Ltd. and consequently has sole voting control and investment discretion over securities held by Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel. Citadel and Mr. Griffin disclaim beneficial ownership of the debentures and shares beneficially owned by Citadel Equity Fund Ltd.

(8)
CHN Partners, LLC is the investment advisor of this securityholder and has sole voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus. The investment principals for the investment advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(9)
Context Capital Management, LLC, or Context, is the general partner of this securityholder. William Fertig and Michael Rosen, the sole members of Context, have sole voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus.

(10)
This securityholder is a broker-dealer registered pursuant to Section 15 of the Exchange Act. It has advised us that it acquired the debentures offered by this prospectus in the ordinary course of business and that, at the time of acquisition, had no agreements or understandings, directly or indirectly, to distribute such securities.

(11)
Messrs. Louis Pagnotta and Adrian Coard, employees of Deutsche Bank Securities, Inc., share voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus.

(12)
DKR Capital Partners L.P., or DKR LP, is a registered investment adviser with the SEC and, as such, serves as the managing general partner of DKR Oasis Management Company L.P., the investment manger to this securityholder. Seth Fischer, who has trading authority over this securityholder, has sole voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus.

(13)
BISYS Hedge Fund Holdings, Limited, an affiliate of BISYS Group Inc., has sole voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus.

(14)
This securityholder is a series of Geode Investors LLC. Geode Capital Management, LLC is the manager and investment manager of Geode Investors LLC. Mr. Vincent Gubitosi, an employee of the investment manager, has sole voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus.

(15)
Zazove Associates LLC is the registered investment advisor with discretionary authority with respect to this securityholder. Mr. Gene T. Pretti has sole voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus.

(16)
Pacific Asset Management LLC is the investment manager of this securityholder. The investment manager is owned by Pacific Capital Management, Inc. and Asset Alliance Holding Corp. Messrs. Roger Richter and Jonathan M. Glaser, who are partial owners of Pacific Capital Management, Inc., share voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus.

(17)
TQA Investors LLC controls this securityholder. Robert Brittman, John Done, George Esser, Paul Brice and Bart Tesoriero, the members of TQA Investors LLC, exercise voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus.

(18)
Marin Capital Partners, LP is the investment manager for this securityholder. John Null and J.T. Hansen, the principals of Marin Capital Partners, LP, exercise voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus.

(19)
Mr. D. Bruce McMahan, the general partner of this securityholder, exercises sole voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus.

(20)
Mill River Management L.L.C. is the sole general partner of this securityholder. David L. Babson & Company Inc. is the sole member of Mill River Management L.L.C. and exercises sole voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus. DLB Acquisition Corporation is the sole shareholder of David L. Babson & Company, Inc. Massachusetts Mutual Life Insurance Company owns approximately 98% of the shares of DLB Acquisition Corporation.

(21)
Context Capital Management, LLC serves as an investment manager to this securityholder. It has sole voting and dispositive power over the debentures offered by this securityholder pursuant to this prospectus and the shares into which such debentures are convertible. The sole members of Context Capital Management, LLC are William Fertig and Michael Rosen.

(22)
Putnam Investment Management, LLC is the investment manager for this securityholder. It has sole voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus. Putnam Investment Management LLC is owned by Putnam, LLC, which is owned by Putnam Investments Trust, which is owned by Marsh & McLennan Companies, which is publicly owned.

(23)
Ms. Sheri Kaplan has sole voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus.

(24)
Drake Management LLC is the investment manager of this securityholder and exercises sole voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus. Mr. Darren Clipsten and Mr. Anthony Fallace, employees of Drake Management LCC share voting and dispositive power over the debentures and shares offered by this securityholder pursuant to this prospectus.

(25)
TQA Investors, LLC (see footnote (17)) has sole voting and dispositive power over $207,000 of the debentures owned by this securityholder. Zazove Associates LLC (see footnote (15)) has sole voting and dispositive power over $1,500,000 of the debentures owned by this securityholder. SSI Investment Management Inc. (see footnote (4)) has sole voting and dispositive power over $1,376,000 of the debentures owned by this securityholder.

        None of the selling securityholders has held any position or office with, or, except as provided in footnote 5, has otherwise had a material relationship with us, or any of our subsidiaries, within the past three years. From time to time the selling securityholders may hold other securities that we have issued.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

        On August 29, 2003, we entered into a $30.0 million, three-year, senior secured revolving credit facility with Bank of America, N.A., an affiliate of Banc of America Securities LLC, and JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc. Indebtedness outstanding under the new revolving credit facility bears interest at a floating rate of interest determined by reference to a base rate or to LIBOR, plus a margin. The margin on base rate loans will range from 1.00% to 1.75%, depending upon our leverage on the applicable dates. The margin on LIBOR loans will range from 2.00% to 2.75%, depending upon our leverage on the applicable calculation dates. We are required to pay a fee of 0.50% of the amount available for borrowing pursuant to the new revolving credit facility.

        The indebtedness outstanding pursuant to the revolving credit facility is secured by a lien on our present and future personal property, including machinery, equipment, inventory, accounts receivable, bank accounts and intellectual property and by a pledge of the stock of certain of our present and future subsidiaries. Furthermore, such indebtedness is guaranteed by all our existing and future direct and indirect domestic subsidiaries. The revolving credit facility contains certain financial covenants that require the maintenance of a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum of earnings before interest, taxes, depreciation and amortization. Furthermore, the terms of the new revolving credit facility restrict our ability to engage in acquisitions, to make capital expenditures, to repurchase our common stock and to pay dividends. The covenant that restricts our ability to engage in acquisitions provides that we will be permitted to expend up to $10 million per year to acquire the stock or assets of another entity so long as we are in compliance with our financial covenants after giving effect to such acquisitions and we are not in default under the terms of the revolving credit facility.

DESCRIPTION OF DEBENTURES

        We issued the debentures under an indenture, dated as of August 20, 2003, between us and The Bank of New York, as trustee, which we refer to in this prospectus as the indenture. The debentures and the shares of common stock issuable upon conversion of the debentures are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee. In addition, the indenture and the registration rights agreement are exhibits to our Current Report on Form 8-K, which we filed with the SEC on August 21, 2003.

        The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the debentures and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

        As used in this "Description of Debentures" section, references to "Serologicals," "we," "our" or "us" refer solely to Serologicals Corporation and not to our subsidiaries.

General

        The debentures will mature on August 15, 2033 unless earlier converted, redeemed or repurchased. You have the option, subject to fulfillment of the conditions and during the periods described below, to convert your debentures into shares of our common stock at an initial conversion rate of 67.6133 shares of common stock per $1,000 principal amount of debentures. We discuss the conditions and the periods below under the captions "Conversion upon Satisfaction of Market Price Condition" and "Conversion upon Notice of Redemption." This is equivalent to an initial conversion price of approximately $14.79 per share of common stock. The conversion rate is subject to adjustment if the events described below occur. Upon conversion of a debenture, you will receive only shares of our common stock and a cash payment to account for any fractional share. You will not receive any cash payment for interest (or the additional amounts, if any, described below) accrued and unpaid to the conversion date except under the limited circumstances described below.

        If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

        The debentures will be issued only in denominations of $1,000 principal amount and integral multiples thereof. References to "a debenture" or "each debenture" in this prospectus refer to $1,000 principal amount of the debentures. The debentures are limited to $130.0 million aggregate principal amount.

        As used in this prospectus, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

        When we refer to "common stock," we mean the common stock, par value $0.01 per share, of Serologicals Corporation, which is the only outstanding class of our capital stock, including the rights related to our common stock pursuant to our stockholder rights plan.

Ranking

        The payment of principal of, and interest (including additional amounts, if any) on, the debentures, as set forth in the indenture, will rank junior in right of payment to the prior payment in full in cash of all senior indebtedness (as defined below). The debentures will be our senior subordinated indebtedness ranking equal in right of payment with all of our future senior subordinated indebtedness and senior in right of payment with all of our future subordinated indebtedness. The debentures also will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries. See "—Subordination."

        Neither we nor our subsidiaries are prohibited from incurring indebtedness, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur additional indebtedness and liabilities. However, we will not, directly or indirectly, incur any indebtedness that is junior in right of payment to any senior indebtedness unless such indebtedness ranks equal with or is junior in right of payment to the debentures.

        At December 28, 2003, we had $7,000 of senior indebtedness, no senior subordinated indebtedness other than the debentures and no subordinated indebtedness. In addition, as of December 28, 2003, our subsidiaries had approximately $16.1 million of indebtedness and other liabilities outstanding, excluding contingent liabilities.

Interest

        The debentures bear interest at a rate of 4.75% per annum. We may be required to pay predetermined additional interest to holders of debentures under the circumstances described below under the captions "—Registration Rights." Interest (including additional amounts, if any) shall be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2004.

        Interest on a debenture (including additional amounts, if any) will be paid to the person in whose name the debenture is registered at the close of business on the February 1 or August 1, as the case may be (each, a "record date"), immediately preceding the relevant interest payment date (whether or not such day is a business day); provided, however, that interest (including additional amounts, if any) payable upon redemption or repurchase by us will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from August 20, 2003 or from the most recent date to which interest has been paid or duly provided for.

Optional Redemption by Us

        No sinking fund is provided for the debentures. Prior to August 22, 2008, the debentures will not be redeemable. On or after August 22, 2008, we may redeem the debentures in whole or in part at any time for a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest (including additional amounts, if any) to but excluding the redemption date.

        If the redemption date is an interest payment date, interest (including additional amounts, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

        We will provide not less than 30 nor more than 60 days' notice of redemption by mail to each registered holder of debentures to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those debentures or portions of debentures called for redemption.

        If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be from the portion selected for redemption.

        We may not redeem the debentures if we have failed to pay any interest (including additional amounts, if any) on the debentures when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the debentures.

Conversion Rights

        Subject to the conditions and during the periods described below, you may convert each of your debentures into shares of our common stock initially at a conversion rate of 67.6133 shares of common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of approximately $14.79 per share of common stock based on the issue price per debenture). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. You may convert fewer than all of your debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

        You may convert your debentures into shares of our common stock only in the following circumstances, which are described in more detail below, and to the following extent:

  •
  in whole or in part, upon satisfaction of a market price condition;

  •
  if any of your debentures are called for redemption, those debentures that have been so called;

  •
  in whole or in part, upon the occurrence of specified corporate transactions; or

  •
  in whole or in part, upon satisfaction of a trading price condition.

        If we call your debentures for redemption, you may convert the debentures only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a debenture as described under either "—Repurchase of Debentures by Us at the Option of the Holder" or "—Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change," you may not surrender that debenture for conversion until you have withdrawn the repurchase election in accordance with the indenture.

        Upon conversion, you will not receive any cash payment of interest (including additional amounts, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. Our delivery to you of the full number of shares of our common stock into which a debenture is convertible, together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

  •
  the principal amount of the debenture; and

  •
  accrued but unpaid interest (including additional amounts, if any) to but excluding the conversion date.

        As a result, accrued but unpaid interest (including additional amounts, if any) to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see "Material U.S. Federal Income Tax Considerations."

        Notwithstanding the preceding paragraph, if debentures are converted after the close of business on a record date but prior to the opening of business on the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the interest (including additional amounts, if any) payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including additional amounts, if any) payable on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a repurchase date following a fundamental change that is during such period or (3) to the extent of any overdue interest (including additional amounts, if any) if any overdue interest exists at the time of conversion with respect to such debenture.

        If you convert debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

Conversion Procedures

        To convert your debenture into common stock you must do each of the following:

  •
  complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

  •
  surrender the debenture to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to the interest payable on the next interest payment date.

        The date you comply with all of these requirements is the conversion date under the indenture. If your interest is a beneficial interest in a global debenture, to convert you must comply with the last three requirements listed above and comply with the depositary's procedures for converting a beneficial interest in a global debenture.

        The conversion agent will, on your behalf, convert the debentures into shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any debentures are converted, together with a cash payment for any fractional share, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

Conversion upon Satisfaction of Market Price Condition

        You may surrender your debentures for conversion into our common stock in any fiscal quarter after September 28, 2003 if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter is greater than or equal to 120% of the applicable conversion price per share of our common stock on such last trading day. If this condition is satisfied, then the debentures will be convertible at any time thereafter, at the option of the holder, through the stated maturity.

        The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by the Nasdaq National Market or, if our common stock is not reported by the Nasdaq National Market, as reported in composite transactions for the principal United States securities exchange on which our common stock is traded. If our common stock is not reported by the Nasdaq National Market and not listed for trading on a U.S. national or regional securities exchange on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date quoted by each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion upon Notice of Redemption

        If we call any or all of the debentures for redemption, you may convert any of your debentures that have been called for redemption into our common stock at any time prior to the close of business on the second business day prior to the redemption date. If we call any of your debentures for redemption you may convert them into shares of our common stock at an initial conversion rate of 67.6133 shares of common stock per $1,000 principal amount of debentures. This is equivalent to an initial conversion price of approximately $14.79 per share of common stock. The conversion rate is subject to adjustment if the events described under the caption "—Conversion Rate Adjustments" occur.

Conversion upon Specified Corporate Transactions

        If we elect to:

  •
  distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

  •
  distribute to all holders of our common stock, assets (including cash), debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify holders of the debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The "ex-dividend" date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

        In addition, if we are a party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its debentures immediately prior to the applicable record date for such transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a fundamental change, a holder can require us to redeem all or a portion of its debentures as described under "—Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change."

Conversion upon Satisfaction of Trading Price Condition

        You may surrender your debentures for conversion into our common stock prior to maturity during the five business day period after any five consecutive trading day period in which the "trading price" per $1,000 principal amount of debentures, as determined following a request by a holder of debentures in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate (the "trading price condition"). However, no debentures may be converted based on the satisfaction of this condition if on any day during such five trading day period, the last reported sale price of our common stock is greater than 100% and less than 120% of the conversion price.

        The "trading price" of the debentures on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $10.0 million principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10.0 million principal amount of debentures from an independent nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price per $1,000 principal amount of debentures will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures.

        In connection with any conversion upon satisfaction of the above trading price condition, the trustee (or other conversion agent appointed by us) shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of debentures would be less than 98% of the product of the last reported sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the debentures. At such time, we shall instruct the trustee or conversion agent, as the case may be, to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until, and only until, the trading price per $1,000 principal amount of debentures is greater than or equal to 98% of the product of the last reported sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures.

Conversion Rate Adjustments

        The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

  (1)
  the payment to all holders of common stock of dividends or other distributions payable in shares of our common stock;

  (2)
  the issuance to all holders of our common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days from the date of issuance of the rights, warrants or options, to subscribe for or purchase common stock at less than the current market price thereof, provided that the applicable conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration;

  (3)
  subdivisions, splits and combinations of our common stock;

  (4)
  distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash, property or assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash); in the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the 20 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted;

  (5)
  dividends or distributions consisting exclusively of cash to all holders of our common stock; or

  (6)
  a payment by us or one of our subsidiaries in respect of a tender or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

        If we make an all-cash distribution described in clause (5) above, the conversion rate will be adjusted by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction (1) the numerator of which will be the current market price of a share of our common stock on the record date and (2) the denominator of which will be the same price of a share on the record date less the amount of the distribution.

        If we or one of our subsidiaries makes a payment in respect of a tender or exchange offer described in clause (6) above, the conversion rate will be adjusted by multiplying the conversion rate by a fraction, (1) the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock that we purchase in the tender or exchange offer and (y) the product of the number of shares of our common stock outstanding, less any purchased shares, and the closing sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer and (2) the denominator of which will be the product of the number of shares of our common stock outstanding, including any purchased shares, and the closing sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

        Holders of debentures will receive, upon conversion of debentures, in addition to shares of our common stock, the rights under our existing and any future rights plan unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our common stock, evidences of indebtedness or assets described in clause (4) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights agreement to provide that upon conversion of the debentures the holders will receive, in addition to our common stock issuable upon such conversion, the rights which would have attached to such shares of our common stock if the rights had not become separated from our common stock under our rights agreement. See "Description of Capital Stock—Stockholder Rights Plan." To the extent that we adopt any future rights plan, upon conversion of the debentures into our common stock, you will receive, in addition to our common stock, the rights under the future rights plan whether or not the rights have separated from our common stock at the time of conversion and no adjustment to the conversion rate will be made in accordance with clause (4) above.

        In addition to these adjustments, we may increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. However, we will not increase the conversion rate such that the increase would result in the issuance of greater than 20% of the outstanding common stock, taking into account any previous adjustments to the conversion rate, as of the date hereof at an offering price less than the greater of the book or market value of our common stock, taking into account any previous adjustments to the conversion rate, as of the date hereof. We will give holders of debentures at least 15 days' notice of such an increase in the conversion rate. For a discussion of the United States federal income tax treatment of an adjustment to the conversion rate of the debentures, see "Material U.S. Federal Income Tax Considerations—U.S. Holders—Constructive Dividends" and "—Non-U.S. Holders—Withholding on Payments on Common Stock and Constructive Dividends."

        The "current market price" per share of common stock on any day means the average of the last reported sale price for the 20 consecutive trading days ending not later than the earlier of the day in question and the day before the ex-dividend trading with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term "ex-dividend trading," when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

        No adjustment to the conversion rate or the ability of a holder of a debenture to convert will be made if the holder will otherwise participate in the distribution without conversion.

        The applicable conversion rate will not be adjusted:

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  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

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  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

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  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

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  for a change in the par value of the common stock; or

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  for accrued and unpaid interest (including additional amounts, if any).

        Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1% will be carried forward and taken into account in any subsequent adjustment.

Repurchase of Debentures by Us at the Option of the Holder

        You have the right to require us to repurchase all or a portion of your debentures on August 15, 2008, August 15, 2010, August 15, 2013, August 15, 2018, August 15, 2023 and August 15, 2028 (each, a "repurchase date").

        We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent (which will initially be the trustee). This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date. You may withdraw your repurchase notice at any time prior to the close of business on the business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions described below.

        The repurchase price payable will be equal to 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest (including additional amounts, if any) to but excluding the repurchase date.

        In the case of any debentures that you require us to repurchase on August 15, 2008, we are required to pay the repurchase price in cash. In the case of any debentures that you require us to repurchase on August 15, 2010, August 15, 2013, August 15, 2018, August 15, 2023 or August 15, 2028, we may choose to pay the repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock (provided that in any event we will pay any accrued and unpaid interest (including additional amounts, if any) in cash). Our right to pay all or any of the repurchase price in shares of our common stock is subject to additional conditions specified below.

        If we elect, for the August 15, 2010, August 15, 2013, August 15, 2018, August 15, 2023 or August 15, 2028 repurchase date, to pay the repurchase price in whole or in part in shares of common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the purchase price to be paid in shares of common stock divided by the market price of our common stock. The market price of our common stock will be determined prior to the applicable repurchase date, as described below. If we elect to pay the repurchase price in whole or in part in shares of common stock, we will pay cash in lieu of fractional shares in an amount based upon the market price of our common stock.

        As used under this caption and under "—Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change," "market price" means, with respect to any repurchase date (including upon the occurrence of a fundamental change) or other date of determination, the average of the last reported sale price of our common stock for the 20 consecutive trading days ending on the third business day prior to the applicable repurchase date or date of determination, as the case may be (or, if such third business day is not a trading day, then ending on the last trading day prior to such third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day of such 20 trading-day period and ending on the applicable repurchase date or date of determination, as the case may be, of any event requiring an adjustment of the conversion rate under the indenture.

        Because the market price of our common stock is determined prior to the applicable repurchase date, you will bear the market risk with respect to the value of the shares of our common stock, if any, to be received from the date the market price is determined to the date you receive such shares. In addition, the market price of our common stock is an average price rather than the price as of a single date.

        On or before the 25th business day prior to each repurchase date, we will provide to the trustee, the paying agent and all holders of debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating:

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  the repurchase price;

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  the last date on which a holder may exercise the repurchase right;

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  the repurchase date;

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  whether we will pay the repurchase price in cash, common stock or a combination thereof, specifying the percentage or amount of each;

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  if we elect to pay the repurchase price in whole or in part in our common stock, the method of calculating the market price of our common stock;

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  the name and address of the paying agent and the conversion agent;

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  the applicable conversion rate and any adjustments to the applicable conversion rate;

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  that the debentures with respect to which a repurchase election has been given by the holder may be converted only if the holder withdraws the repurchase election in accordance with the terms of the indenture; and

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  the procedure that holders must follow to require us to repurchase their debentures.

        To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase election and the form entitled "Form of Repurchase Notice" on the reverse side of the debentures duly completed, to the paying agent. Your repurchase election must state:

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  if certificated debentures have been issued, the certificate numbers of the debentures to be repurchased;

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  the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof;

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  that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture; and

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  if we have elected to pay the repurchase price in shares of our common stock but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment in common stock is not satisfied prior to the close of business on the business day immediately preceding the repurchase date, whether you elect:

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  to withdraw the repurchase election as to some or all of the debentures to which it relates; or

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  to receive cash in respect of the entire repurchase price for all debentures subject to the repurchase election.

        If you fail to indicate your choice with respect to this election, you will be deemed to have elected to receive cash in respect of the entire repurchase price for all debentures subject to the repurchase election in these circumstances. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Material U.S. Federal Income Tax Considerations."

        If your debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

        No debentures may be repurchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the repurchase price of the debentures.

        You may withdraw any repurchase notice (in whole or in part) by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The notice of withdrawal must state:

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  the principal amount of the withdrawn debentures;

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  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

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  the principal amount, if any, which remains subject to the repurchase notice.

        If your debentures are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

        To receive payment of the repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your repurchase notice. Payment of the repurchase price for a debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture.

        If the paying agent holds money or securities sufficient to pay the repurchase price of the debentures on the business day following the repurchase date, then, on and after such date:

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  the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent); and

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  all other rights of the holders will terminate (other than the right to receive the repurchase price upon transfer or delivery of the debentures).

        Our right to pay the repurchase price for debentures in whole or in part in shares of our common stock is subject to various conditions, including:

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  our providing timely written notice, as described above, of our election to pay all or part of the repurchase price in shares of common stock;

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  our common stock being then listed on a national or regional securities exchange or quoted on the Nasdaq Automated Quotation System;

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  information necessary to calculate the market price of our common stock being published in a daily newspaper of national circulation or being otherwise readily publicly available;

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  registration of the shares of our common stock under the Securities Act or the Exchange Act, in each case if required; and

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  our obtaining any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If the required conditions are not satisfied with respect to a holder prior to the close of business on the business day immediately preceding the repurchase date, we will pay the repurchase price for such holder's debentures entirely in cash. We may not change our election with respect to the form in which we will pay the repurchase price once we have given the notice that we are required to give, except as described in the preceding sentence.

        We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change

        If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase any or all of your debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase price we are required to pay is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest (including additional amounts, if any) to but excluding the fundamental change repurchase date.

        We may choose to pay the fundamental change repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock (provided that in any event we will pay any accrued and unpaid interest (including additional amounts, if any) in cash).

        If we elect to pay the fundamental change repurchase price in whole or in part in shares of common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the fundamental change repurchase price to be paid in shares of common stock divided by 97.5% of the market price of our common stock. The market price of our common stock will be determined prior to the applicable fundamental change repurchase date, as described under "—Repurchase of Debentures by Us at the Option of the Holder." If we elect to pay the fundamental change repurchase price in whole or in part in shares of common stock, we will pay cash in lieu of fractional shares in an amount based upon the market price of our common stock.

        Because the market price of our common stock is determined prior to the applicable fundamental change repurchase date, you will bear the market risk with respect to the value of the shares of our common stock, if any, to be received from the date the market price is determined to the date you receive such shares. In addition, the market price of our common stock is an average price rather than the price as of a single date.

        A "fundamental change" will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

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  a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in the election of directors; or

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  consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock will be converted into cash, securities or other property; provided, however,that a transaction where the holders of our voting capital stock immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change.

        A fundamental change will not be deemed to have occurred in respect of either of the foregoing, however, if either:

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  the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the debentures immediately before the fundamental change or the public announcement thereof; or

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  at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares.

        For purposes of the above paragraph the term "capital stock" of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

        Not less than 25 business days before the fundamental change repurchase date, we will provide to all holders of the debentures and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

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  the events causing a fundamental change;

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  the date of the fundamental change;

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  the fundamental change repurchase price;

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  the last date on which a holder may exercise the fundamental change repurchase right;

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  the fundamental change repurchase date;

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  whether we will pay the fundamental change repurchase price in cash, common stock or a combination thereof, specifying the percentage or amount of each;

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  if we elect to pay the fundamental change repurchase price in whole or in part in common stock, the method of calculating the market price of our common stock;

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  the name and address of the paying agent and the conversion agent;

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  the applicable conversion rate and any adjustments to the applicable conversion rate;

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  that the debentures with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the indenture; and

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  the procedure that holders must follow to require us to repurchase their debentures.

        To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written fundamental change repurchase election and the form entitled "Form of Fundamental Change Repurchase Notice" on the reverse side of the debentures duly completed, to the paying agent. Your fundamental change repurchase election must state:

  •
  if certificated debentures have been issued, the certificate numbers of the debentures to be delivered for repurchase;

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  the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof;

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  that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture; and

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  if we have elected to pay the fundamental change repurchase price in shares of our common stock but the fundamental change repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment in common stock is not satisfied prior to the close of business on the business day immediately preceding the fundamental change repurchase date, whether you elect:

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  to withdraw the fundamental change repurchase election as to some or all of the debentures to which it relates; or

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  to receive cash in respect of the entire fundamental change repurchase price for all debentures subject to the fundamental change repurchase election.

        If you fail to indicate your choice with respect to this election, you will be deemed to have elected to receive cash in respect of the entire fundamental change repurchase price for all debentures subject to the fundamental change repurchase election in these circumstances. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Material U.S. Federal Income Tax Considerations."

        If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

        No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.

        You may withdraw any fundamental change repurchase election (in whole or in part) by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal must state:

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  the principal amount of the withdrawn debentures;

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  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

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  the principal amount, if any, which remains subject to the fundamental change repurchase notice.

        If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

        To receive payment of the fundamental change repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your fundamental change repurchase notice. Payment of the fundamental change repurchase price for a debenture will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the debenture.

        We will be required to repurchase the debentures no later than 35 business days after the occurrence of the relevant fundamental change but in no event prior to the date on which such fundamental change occurs. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the debentures on the business day following the fundamental change repurchase date, then, on and after such date:

  •
  the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent); and

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  all other rights of the holders will terminate (other than the right to receive the fundamental change repurchase price upon transfer or delivery of the debentures).

        Our right to pay the fundamental change repurchase price for debentures in whole or in part in shares of our common stock is subject to the conditions described under "—Repurchase of Debentures by Us at the Option of the Holder." If the required conditions are not satisfied with respect to a holder prior to the close of business on the business day immediately preceding the fundamental change repurchase date, we will pay the fundamental change repurchase price for such holder's debentures entirely in cash. We may not change our election with respect to the form in which we will pay the fundamental change repurchase price once we have given the notice that we are required to give, except as described in the preceding sentence.

        We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of debentures upon a fundamental change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

        The rights of the holders to require us to repurchase their debentures upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other offerings of debt securities similar to the debentures that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

        The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

        If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness (including our existing credit facility) with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

        Our obligation to make a repurchase upon a fundamental change will be satisfied if a third party makes the fundamental change repurchase offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a fundamental change repurchase offer made by us, purchases all debentures properly tendered and not withdrawn under the fundamental change repurchase offer and otherwise complies with its obligations in connection therewith.

Subordination

        The payment of principal of, and interest (including additional amounts, if any) on, the debentures, as set forth in the indenture, will rank junior in right of payment to the prior payment in full in cash of all senior indebtedness. The debentures will be our senior subordinated indebtedness ranking equal to all our future senior subordinated indebtedness and senior to all our future subordinated indebtedness.

        In the event of:

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  any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to us or to our assets;

  •
  any liquidation, dissolution or other winding-up of us, whether voluntary or involuntary; or

  •
  any assignment for the benefit of creditors or other marshaling of our assets or liabilities;

the holders of senior indebtedness or their duly appointed representative(s) will be entitled to receive payment in full in cash of all senior indebtedness before the holders of debentures will be entitled to receive any payment with respect to the debentures or under the indenture or any payment by us to acquire any debentures (other than any payment in the form of equity securities or debt securities that, in each case, are subordinated to at least the same extent as the debentures and rank junior in right of payment to all senior indebtedness then outstanding (such securities hereinafter being "permitted junior securities")). Any payment or other amount (other than a payment in the form of permitted junior securities) to which the holders of the debentures would be entitled but for the provisions of the indenture relating to subordination shall be paid directly to the holders of senior indebtedness or their duly appointed representative(s) to the extent necessary to repay in full in cash all senior indebtedness.

        No direct or indirect payment (other than permitted junior securities) may be made with respect to or to acquire the debentures after the occurrence of any default in the payment (a "payment default") of any obligation in connection with the designated senior indebtedness (as defined below) until:

  •
  the payment default has been cured or waived, or ceases to exist; or

  •
  such designated senior indebtedness has been discharged or paid in full in cash.

        No direct or indirect payment (other than permitted junior securities) may be made with respect to or to acquire the debentures for the "payment blockage period" described below after the occurrence of any default or event of default (other than any payment default) with respect to any designated senior indebtedness pursuant to which the maturity thereof may be accelerated immediately upon notice (a "non-payment default") and receipt by the trustee of written notice thereof from the agent under the senior credit agreement so long as the senior bank debt is outstanding and, thereafter, from the trustee or other representative of holders of at least a majority in aggregate principal amount of the designated senior indebtedness at the time outstanding.

        A "payment blockage period" will commence upon the date of receipt by the trustee of written notice from the agent under the senior credit agreement or the trustee or other representative of such holders of the designated senior indebtedness, as the case may be, in respect of which the non-payment default exists and will end on the earliest of:

  •
  179 days after the trustee receives such notice;

  •
  the date on which the non-payment default is cured or waived, or ceases to exist;

  •
  the date on which the designated senior indebtedness is discharged or paid in full in cash; and

  •
  the date on which such payment blockage period is terminated by written notice to the trustee or us from the agent under the senior credit agreement or the trustee or other representative of such holders of the designated senior indebtedness, as the case may be, initiating such payment blockage period.

After the end of a payment blockage period, we will resume making payments in respect of the debentures, including any missed payments. In any event, not more than one payment blockage period may be commenced during any period of 360 consecutive days. No event of default that existed or was continuing on the date when any payment blockage period began can be the basis for a subsequent payment blockage period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

        In the event that any payment is made to the trustee (and not paid over to the holders of the debentures) which is prohibited by these provisions, then the payment shall be held in trust for the holders of senior indebtedness and be paid to the holders of designated senior indebtedness or their duly appointed representatives. After all senior indebtedness is paid in full in cash and until the debentures are paid in full, holders of the debentures shall be subrogated (equally and ratably with all our other indebtedness that is equal in right of payment with the debentures) to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness to the extent that payments otherwise payable to the holders of the debentures have been applied to the payment of senior indebtedness.

        Our failure to make any required payment in respect of the debentures when due or within any applicable grace period, whether or not occurring during a payment blockage period, will result in an event of default and, thereafter, holders of the debentures will have the right to accelerate the maturity thereof. See "—Events of Default; Notice and Waiver."

        By reason of the subordination provisions described above, in the event of our liquidation, receivership, reorganization or insolvency, holders of senior indebtedness may recover more, ratably,

than the holders of the debentures, and assets which would otherwise be available to pay obligations in respect of the debentures will be available only after all senior indebtedness has been paid in full in cash, and there may not be sufficient assets remaining to pay amounts due on any or all of the debentures.

        The debentures are exclusively obligations of Serologicals. A substantial portion of our operations is conducted through our subsidiaries. As a result, our cash flow and our ability to service our indebtedness, including the debentures, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments from our subsidiaries. Any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of holders of the debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        "Designated senior indebtedness" means:

  (1)
  so long as the senior bank debt is outstanding, the senior bank debt; and

  (2)
  thereafter, any other senior indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $10.0 million and that has been specifically designated in the instrument evidencing such senior indebtedness as our "designated senior indebtedness" for purposes of the indenture.

        "Indebtedness" means, with respect to any person, without duplication:

  •
  all liabilities of such person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

  •
  all obligations of such person evidenced by bonds, notes, debentures or other similar instruments;

  •
  indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

  •
  all capitalized lease obligations of such person;

  •
  all obligations of such person under or in respect of interest rate agreements or currency agreements;

  •
  all indebtedness referred to in (but not excluded from) the preceding clauses of other persons and all dividends declared by other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on any property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness (the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured);

  •
  all guarantees by such person of indebtedness referred to in this definition or of any other person;

  •
  all redeemable equity interests of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

  •
  the present value of the obligation of such person as lessee for net rental payments (excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments) during the remaining term of the lease included in any sale and leaseback transaction of such person, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with accounting principles generally accepted in the United States.

        "Redeemable equity interests" means any class of our equity interests that, either by its terms, by the terms of any securities into which it is convertible or exchangeable, by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed (whether by sinking fund or otherwise) prior to the date that is 91 days after the final stated maturity of the debentures or is redeemable at the option of the holder thereof at any time prior to such date (other than upon a fundamental change in circumstances where the holders of the debentures would have similar rights (as described in "—Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change" below)), or is convertible into or exchangeable for debt securities at any time prior to such date (unless it is convertible or exchangeable solely at our option).

        "Senior bank debt" means all obligations now or hereafter existing, under or in respect of the senior credit agreement, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against us under applicable bankruptcy law, at the rate provided in the document with respect thereto, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including, without limitation, any fees, premiums, expenses, reimbursement obligations with respect to letters of credit and indemnities).

        "Senior credit agreement" means our existing revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement (and related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith) may be amended, restated, supplemented, replaced, refinanced, extended or otherwise modified from time to time.

        "Senior indebtedness" means:

  •
  all senior bank debt; and

  •
  the principal of, premium, if any, and interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against us under applicable bankruptcy law, at the rate provided in the document with respect thereto, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) on all our indebtedness (other than the debentures), whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the debentures.

        Notwithstanding the foregoing, "senior indebtedness" shall not include:

  •
  indebtedness evidenced by the debentures;

  •
  indebtedness of ours that is expressly subordinated in right of payment to any of our indebtedness;

  •
  indebtedness of ours that by operation of law is subordinate to any of our general unsecured obligations;

  •
  any liability for federal, state or local taxes or other taxes, owed or owing by us;

  •
  accounts payable or other liabilities owed or owing by us to trade creditors (including guarantees thereof or instruments evidencing such liabilities);

  •
  amounts owed by us for compensation to employees or for services rendered to us;

  •
  indebtedness of ours to any subsidiary or any other affiliate of ours or any of such affiliate's subsidiaries;

  •
  our equity interests;

  •
  indebtedness evidenced by any guarantee of any indebtedness ranking equal or junior in right of payment to the debentures; and

  •
  indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to us.

Merger and Sale of Assets by Us

        The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the successor person assumes all of our obligations under the debentures and the indenture;

  •
  immediately after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

        Upon any permitted consolidation, merger, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to and be substituted for us, and may exercise our rights and powers under the indenture and the debentures, and after any such contemplated transaction, we will be relieved of all obligations and covenants under the indenture and the debentures.

Events of Default; Notice and Waiver

        The following will be events of default under the indenture:

  •
  we fail to pay principal of the debentures when due at maturity, upon redemption, upon repurchase or otherwise;

  •
  we fail to pay any interest (including additional amounts, if any) on the debentures when due and such failure continues for a period of 30 days;

  •
  we fail to provide notice of the occurrence of a fundamental change on a timely basis;

  •
  default in our obligation to convert the debentures into shares of our common stock upon exercise of a holder's conversion right, unless such failure is cured within five days after written notice of default is given to us by the trustee or the holder of such debenture;

  •
  default in our obligation to provide notice of the occurrence of a fundamental change and repurchase the debentures at the option of a holder upon a fundamental change or on any other repurchase date;

  •
  default in our obligation to redeem the debentures after we have exercised our option to redeem;

  •
  we fail to perform or observe any of the other covenants in the indenture for 60 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures;

  •
  default by us or any of our subsidiaries in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any of our indebtedness or indebtedness of any of our subsidiaries for money borrowed in excess of $10.0 million in the aggregate, whether such indebtedness now exists or shall hereafter be created, resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or such subsidiary; or

  •
  certain events involving our bankruptcy, insolvency or reorganization.

        The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal or interest (including additional amounts, if any) on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

        If an event of default occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the principal and accrued and unpaid interest (including additional amounts, if any) on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued and unpaid interest (including additional amounts, if any) on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest (including additional amounts, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults.

        The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

        No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including additional amounts, if any) on the debentures, unless:

  •
  the holder has given the trustee written notice of an event of default;

  •
  the holders of at least 25% in aggregate principal amount of outstanding debentures make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures;

  •
  the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; or

  •
  the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

        The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture if it would:

  •
  extend the fixed maturity of any debenture;

  •
  reduce the rate or extend the time for payment of interest (including additional amounts, if any) on any debenture;

  •
  reduce the principal amount of any debenture;

  •
  reduce any amount payable upon redemption or repurchase of any debenture;

  •
  affect our obligation to redeem any debentures on a redemption date in a manner adverse to such holder;

  •
  affect our obligation to repurchase any debenture at the option of the holder in a manner adverse to such holder;

  •
  affect our obligation to repurchase any debenture upon a fundamental change in a manner adverse to such holder;

  •
  impair the right of a holder to institute suit for payment on any debenture;

  •
  change the currency in which any debenture is payable;

  •
  impair the right of a holder to convert any debenture or reduce the number of common shares or any other property receivable upon conversion;

  •
  reduce the quorum or voting requirements under the indenture;

  •
  change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

  •
  subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

  •
  reduce the percentage of debentures required for consent to any modification of the indenture.

        We are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures, including to:

  •
  secure any debentures;

  •
  add a guarantor under the indenture;

  •
  evidence the assumption of our obligations by a successor person;

  •
  add covenants for the benefit of the holders of debentures;

  •
  cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not materially adversely affect the interests of holders;

  •
  evidence the acceptance of appointment by a successor trustee; and

  •
  make other changes to the indenture or forms or terms of the debentures, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the debentures.

Calculations in Respect of Debentures

        We will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determinations of the market prices of our common stock, the amount of accrued interest (including additional amounts, if any) payable on the debentures and the conversion price of the debentures. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

Information Concerning the Trustee

        We have appointed The Bank of New York, the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Governing Law

        The debentures and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

        The debentures will be issued:

  •
  in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 principal amount and integral multiples of $1,000.

        Holders may present debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in The City of New York.

Payment and Paying Agent

        We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the debenture register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds.

        However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Notices

        Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Rule 144A Information Request

        We will furnish to the holders or beneficial holders of the debentures or the underlying common stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Registration Rights

        We entered into a registration rights agreement with the initial purchasers pursuant to which we have, for the benefit of the holders of the debentures and the common stock issuable upon conversion of the debentures, at our cost, filed the shelf registration statement of which this prospectus is a part covering resales of the debentures and the common stock issuable upon conversion thereof pursuant to Rule 415 under the Securities Act. Our obligation to keep the registration statement effective terminates upon the earlier of the second anniversary of the original date of issuance of the debentures and such time as all of the debentures and the common stock issuable upon conversion thereof cease to be outstanding or have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

        We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed an aggregate of:

  •
  45 days in any three-month period; or

  •
  120 days for all periods in any 12-month period.

        We will pay predetermined additional interest to holders of debentures and liquidated damages to holders of common stock issued upon conversion of the debentures if the prospectus is unavailable for periods in excess of those permitted above. In the event of any registration default, additional interest accrues at a rate of 0.25% per annum to and including the 90th day after the registration default and 0.50% per annum from and after the 91st day after the registration default until the registration default is cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the debentures may be entitled to equitable relief, including injunction and specific performance.

        A holder who elects to sell securities pursuant to this prospectus will:

  •
  be required to be named as a selling securityholder in this prospectus;

  •
  be required to deliver a prospectus to purchasers;

  •
  be subject to the civil liability provisions under the Securities Act in connection with any sales; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement we will:

  •
  pay all expenses of the shelf registration statement;

  •
  provide each registered holder with copies of the prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the debentures and common stock issued upon conversion of the debentures in accordance with the terms and conditions of the registration rights agreement.

        This summary of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by reference to, the registration rights agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part.

BOOK-ENTRY SYSTEM

        The debentures are evidenced by a global debenture. We have deposited the global debenture with DTC and registered the global debenture in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Beneficial interests in a global debenture may be held through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debentures to such persons may be limited.

        Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

  •
  not be entitled to have certificates registered in their names;

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global debenture.

        We will pay interest on and the redemption price and the repurchase price of a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, or the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debentures in certificated form in exchange for global debentures. In addition, we may at any time and in our sole discretion determine not to have debentures represented by global debentures and in such event will issue certificates in definitive form in exchange for the global debentures.

DESCRIPTION OF CAPITAL STOCK

General

        Under our amended and restated certificate of incorporation, we are authorized to issue 51,000,000 shares of capital stock, which consist of 50,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. 50,000 shares of preferred stock have been designated as Series B Preferred Stock and reserved for issuance in connection with our stockholder rights plan described under "—Stockholder Rights Plan." As of March 18, 2004, there were approximately 24,872,424 million shares of common stock outstanding, held by approximately 83 holders of record. As of the date of this prospectus, we have no preferred stock outstanding.

        The following description of our capital stock is subject to our amended and restated certificate of incorporation, bylaws and stockholder rights plan, each of which we have filed with the SEC, and the provisions of applicable Delaware law.

Common stock

        Holders of shares of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. There is no cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends when and as declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

        Our common stock is traded on the Nasdaq National Market under the symbol "SERO," and the transfer agent and registrar for the common stock is Equiserve, N.A.

Preferred stock

        Our amended and restated certificate of incorporation authorizes our board of directors to provide for the issuance of preferred stock in one or more series, without stockholder action. Our board of directors is authorized to fix the designation, powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each series of preferred stock we issue. For each series of preferred stock our board is able to specify the following:

  •
  the designation of each series;

  •
  the number of shares of each series;

  •
  the rate of any dividends;

  •
  whether any dividends shall be cumulative or non-cumulative;

  •
  the terms of any redemption right;

  •
  whether there will be any sinking fund for the redemption of any shares;

  •
  the terms of any conversion or exchange right;

  •
  any restrictions on the issuance of shares of the same series or any other series;

  •
  the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company; and

  •
  the extent to which holders of the shares will be entitled to vote.

        Although no shares of preferred stock are currently outstanding and we have no current plans to issue preferred stock, except for such shares of Series B Preferred Stock issuable upon exercise of the rights under our stockholder rights plan, the issuance of shares of our preferred stock, or the issuance of rights to purchase shares of our preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of our preferred stock containing class voting rights that would enable the holder or holders of such series to block that transaction. Alternatively, we could facilitate a business combination by issuing a series of our preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of our common stock. Although our board is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock unless otherwise required by law or applicable stock exchange requirements.

Series B preferred stock

        Shares of Series B Preferred Stock purchasable upon exercise of the rights described below under "—Stockholder Rights Plan" will not be redeemable. Each share of Series B Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $0.10 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series B Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share plus accrued but unpaid dividends, provided that the holders of the shares of Series B Preferred Stock shall be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Each holder of a share of Series B Preferred Stock will have 1,000 votes and will vote together with the holders of our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series B Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions. Due to the nature of the Series B Preferred Stock dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series B Preferred Stock purchasable upon exercise of each right should approximate the value of one share of common stock.

Stockholder rights plan

        We have adopted a stockholder rights plan pursuant to which one right will be issued and attached to each outstanding share of common stock. The following description of our stockholder rights plan and the certificate of designations setting forth the terms and conditions of the Series B Preferred Stock are intended as summaries only and are qualified in their entirety by reference to the form of stockholder rights plan and certificate of designation to the certificate of incorporation filed with the SEC.

        Until a distribution date occurs, the rights can be transferred only with the common stock. On the occurrence of a distribution date, the rights will separate from the common stock and become exercisable as described below.

        A "distribution date" will occur upon the earlier of:

  •
  the tenth day after a public announcement that a person or group of affiliated or associated persons other than us and certain exempt persons (an "acquiring person") has acquired beneficial ownership of 15% or more of the total voting rights of the then outstanding shares of our common stock; or

  •
  the tenth business day following the commencement of a tender or exchange offer that would result in such person or group becoming an acquiring person.

        The total voting rights of the common stock will be determined based on the voting rights of holders of outstanding shares of our common stock at the time of any determination.

        Following the distribution date, holders of rights will be entitled to purchase from us one one-thousandth (1/1000th) of a share of Series B Preferred Stock at a purchase price of $45.00, subject to adjustment.

        In the event that any person or group becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right to receive upon payment of the purchase price, that number of shares of common stock having a market value equal to two times the purchase price. If, following the date of a public announcement that an acquiring person has become such, (1) we are acquired in a merger or other business combination transaction and we are not the surviving corporation, (2) any person consolidates or merges with us and all or part of the common stock is converted or exchanged for securities, cash or property or any other person, or (3) 50% or more of our assets or earning power is sold or transferred, then the rights will "flip-over." At that time, each right will entitle its holder to purchase, for the purchase price, a number of shares of common stock of the surviving entity in any such merger, consolidation or other business combination or the purchaser in any such sale or transfer with a market value equal to twice the purchase price.

        The rights will expire on August 2, 2009, unless we terminate them before that time. Our board of directors may redeem all of the rights upon payment of $0.01 per right until the earlier of:

  •
  the tenth day following a public announcement that an acquiring person has become such; or

  •
  August 2, 2009.

        Once our board acts to redeem the rights, the right to exercise the rights will terminate and each right will become null and void.

        A holder of a right will not have any rights as a stockholder of Serologicals, including the right to vote or to receive dividends, until a right is exercised.

        At any time prior to the occurrence of a distribution date, we may, without the approval of any holders of rights, supplement or amend any provision of our stockholder rights plan in any manner, whether or not such supplement or amendment is adverse to any holders of the rights. From and after the occurrence of a distribution date, we may, without the approval of any holder of rights, supplement or amend our stockholder rights plan to:

  •
  cure any ambiguity;

  •
  correct or supplement any provision that may be defective or inconsistent;

  •
  shorten or lengthen any time period under the plan; or

  •
  change or supplement the provisions of the stockholder rights plan in any manner we deem desirable.

        Any amendment or supplement after the occurrence of a distribution date may not adversely affect the interests of the holders of rights, other than an acquiring person, cannot change the principal economic terms, and cannot change the final expiration date of the plan.

Delaware law and specified charter and by-law provisions

        Business combinations.    We are subject to the provisions of section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction by which such stockholder became an "interested stockholder" was, approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

        Limitation of liability; indemnification.    Our charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty, acts or omissions that involve intentional misconduct or a knowing violation of law or transactions from which the director derived an improper personal benefit. This limitation of liability does not alter the liability of our directors and officers under federal securities laws. Furthermore, our amended and restated by-laws contain provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any of our stockholders to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his or her duty of care. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

        Stockholder action; special meeting of stockholders.    Our amended and restated by-laws provide that stockholders may take action at a duly called annual or special meeting of stockholders or by written consent. Our amended and restated by-laws further provide that special meetings of our stockholders may be called only by the chairman of the board of directors, by a majority of the board of directors, by our president, or by the stockholders holding of record at least 50% of the outstanding shares entitled to vote at such meeting.

        Advance notice requirements for stockholder proposals and director nominations.    Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of debentures, and where noted, our common stock, as of the date of this prospectus. This discussion deals only with debentures and common stock held as capital assets by a holder who purchases debentures or common stock from a selling securityholder and does not deal with special situations. For example, this discussion does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, or insurance companies;

  •
  tax consequences to persons holding debentures or our common stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  •
  tax consequences to holders of debentures or our common stock whose "functional currency" is not the U.S. dollar;

  •
  alternative minimum tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

        If a partnership holds debentures or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding debentures or our common stock, you should consult your tax advisor.

        If you are considering the purchase of debentures, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

        The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a U.S. holder of debentures or our common stock.

        Certain consequences to "non-U.S. holders" of debentures or our common stock are described under "—Non-U.S. Holders" below. For purposes of this discussion, a "U.S. holder" means a beneficial owner of a debenture or our common stock that is:

  •
  a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Payment of Interest

        Interest on a debenture will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes. We are obligated to pay predetermined additional interest on the debentures in circumstances described in "Description of Debentures—Registration Rights." Under applicable Treasury regulations, the possibility of an additional interest payment on a debenture may be disregarded for purposes of determining the amount of interest to be recognized by a holder on a debenture if the likelihood of the payment, as of the date the debentures are issued, is remote. We believe that the likelihood of additional interest being paid with respect to the debentures is remote and do not intend to treat such possibility as affecting the yield to maturity of any debenture. In the event that additional interest is paid, however, it would affect the timing or amount of the income that must be recognized by a U.S. holder of a debenture. There can be no assurance that the Internal Revenue Service, or the IRS, will agree with the above position.

Market Discount

        If you acquire a debenture for a purchase price that is less than the stated redemption price at maturity of the debenture, the difference will constitute "market discount" for United States federal income tax purposes, subject to a de minimis exception. You must treat any gain you recognize on the maturity or disposition of a market discount debenture as ordinary income to the extent of the accrued market discount on your debenture. If you are a non-corporate U.S. holder that has held the debenture for more than one year, such gain generally will be subject to tax at a higher rate than the capital gain rate that otherwise would have applied to such gain. Market discount, if any, accrues ratably from the date you acquire a debenture until the date of its final maturity, unless you elect to accrue on a constant yield method. In addition, you may be required to defer, until the maturity of the debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debenture. However, this limitation will not apply if you elect to include market discount in income currently as it accrues. You should consult your own tax advisor before making either election described in this section.

Debentures Purchased at a Premium

        If you purchase your debenture for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to your debenture by the amount of amortizable bond premium allocable to that year, based on your debenture's yield to maturity. If you make an election to amortize bond premium, it will apply to all taxable debt instruments that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Constructive Dividends

        The conversion ratio of the debentures will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. Under Section 305(c) of the Code, an increase in the conversion ratio as a result of our distribution of cash to common shareholders generally will result in a deemed distribution to you. Other adjustments in the conversion ratio (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be taxable as a dividend to the extent of our current or accumulated earnings and profits.

Sale, Exchange or Retirement of Debentures

        Except as provided below under "—Conversion of Debentures into Common Stock" and "—Repurchase of Debentures at Option of Holder," you will generally recognize gain or loss upon the sale, exchange, retirement or other disposition of a debenture equal to the difference between the amount realized (less accrued interest not previously included in your income, which will be taxable as such) upon the sale, exchange, retirement or other disposition and your adjusted tax basis in the debenture. Your tax basis in a debenture will generally equal the amount you paid for the debenture. Any gain or loss generally will be capital gain or loss. Capital gain of a non-corporate U.S. holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of Debentures into Common Stock

        You will not recognize income, gain or loss on the conversion of your debentures into our common stock except with respect to (i) cash received in lieu of a fractional share of common stock and (ii) common stock received in respect of accrued but unpaid interest not previously included in income. Your tax basis in common stock received upon a conversion (other than in respect of accrued but unpaid interest) will equal the adjusted tax basis of the debentures converted, reduced by the portion of the tax basis, if any, that is allocable to a fractional share, and your holding period for that common stock will include the period during which you held the debentures. If you receive cash in lieu of a fractional share of common stock, you will recognize gain or loss on the deemed sale of such fractional share equal to the difference between the amount of cash received and the portion of your tax basis in debentures that is allocable to the fractional share. You will recognize interest income to the extent the fair market value of common stock you receive is attributable to accrued but unpaid interest not previously included in income. Your basis in common stock received in respect of accrued but unpaid interest will equal the amount of such interest included in your income, and your holding period for that common stock will begin on the day after the date of conversion.

Repurchase of Debentures at Option of Holder

        If you exercise your right to require us to repurchase a debenture and we deliver shares of our common stock in full satisfaction of the repurchase price (other than the portion of the repurchase price, if any, attributable to a fractional share or accrued but unpaid interest, which will be paid in cash), the exchange of the debenture for common stock should be treated in the same manner as a conversion as described above under "—Conversion of Debentures into Common Stock."

        If you exercise your right to require us to repurchase a debenture and we deliver a combination of cash and shares of our common stock in payment of the repurchase price, then, in general:

  •
  you should recognize gain or loss with respect to cash, if any, received in lieu of a fractional share, equal to the difference between the amount of such cash received and the amount of your basis in the debenture that is allocable to the fractional share;

  •
  you should recognize gain, but not loss, on the repurchase equal to the lesser of (i) the amount of cash received (other than cash received in lieu of a fractional share or in respect of accrued but unpaid interest) and (ii) the amount of gain realized (equal to the excess, if any, of the amount of cash you receive (other than in respect of a fractional share or accrued but unpaid interest) plus the fair market value of common stock you receive over your tax basis in the debenture);

  •
  your basis in the common stock received generally should equal your basis in the debenture repurchased by us, exclusive of any basis allocable to a fractional share, decreased by the amount of cash received (other than cash received in lieu of a fractional share or in respect of accrued but unpaid interest) and increased by the amount of any gain recognized (other than gain with respect to a fractional share);

  •
  your holding period in common stock received generally should include the holding period for the debenture that was repurchased by us; and

  •
  you will recognize interest income to the extent of cash received in respect of accrued but unpaid interest not previously included in income.

        If you exercise your right to require us to repurchase a debenture and we deliver cash in full satisfaction of the repurchase price, the repurchase will be treated the same as a sale of the debenture, as described above under "—Sale, Exchange or Retirement of Debentures."

Distributions on Common Stock

        In general, distributions with respect to our common stock received upon the conversion of a debenture will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your basis in our common stock and thereafter as capital gain. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at the reduced rates provided for under recently enacted legislation (effective for tax years through 2008) if the holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

        A U.S. holder will recognize capital gain or loss on the sale or other disposition of common stock received upon the conversion of a debenture equal to the difference between the amount realized and the holder's tax basis in the common stock. Capital gain of a non-corporate U.S. holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to certain payments of principal and interest on the debentures and dividends paid on our common stock and to the proceeds of sale of a debenture or common stock made to you unless you are an exempt recipient (such as a corporation). In addition, backup withholding will apply to such payments if you fail to provide your taxpayer identification number or certification of your exempt status, or fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

        The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of debentures or our common stock. The term "non-U.S. holder" means a beneficial owner of a debenture or our common stock that is not a U.S. holder (as defined above) or a foreign or domestic partnership.

        Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Withholding on Payments with Respect to the Debentures

        Subject to the discussion below under "—Withholding on Payments on Common Stock and Constructive Dividends" (relating to the possibility of withholding on interest payments to satisfy a withholding obligation arising with respect to a constructive dividend), the 30% U.S. federal withholding tax will not apply to any payment to you of principal or interest on a debenture or to any gain that you realize on the sale, exchange, retirement or other disposition of a debenture or common stock provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on a debenture is described in section 881(c)(3)(A) of the Code; and

  •
  (a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) you hold your debentures through certain foreign intermediaries and you satisfy the certification requirements of applicable Treasury regulations. Special certification rules apply to holders that are pass-through entities.

        If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on your debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Withholding on Payments on Common Stock and Constructive Dividends

        Any dividends or additional amounts paid to a non-U.S. holder with respect to our common stock will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In addition, under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend with respect to a debenture (see "—U.S. Holders—Constructive Dividends" above) that is subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. It is possible that U.S. federal tax on a constructive dividend would be withheld from interest paid to you on the debenture.

        A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

U.S. Federal Estate Tax

        The U.S. federal estate tax will not apply to debentures owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the U.S. Treasury regulations) and (2) interest on the debentures would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States. However, common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on a debenture, dividends on our common stock or constructive dividends are effectively connected with the conduct of that trade or business, you (although exempt from the 30% withholding tax if you comply with the requirements for establishing such exemption), will be subject to U.S. federal income tax on that interest or dividend income on a net income basis at applicable individual or corporate rates. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest on the debentures and dividends on our common stock will be included in earnings and profits.

        Any gain or income realized on the disposition of a debenture or our common stock generally will not be subject to U.S. federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by you, (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met or (3) we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        We believe that we are not and do not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

Information Reporting and Backup Withholding

        In general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you on debentures or common stock provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us the certification described above under "—Withholding on Payments with Respect to the Debentures."

        In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a debenture or our common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification described above and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the debentures and the underlying shares of our common stock offered by this prospectus. The debentures and the underlying common stock may be offered and sold from time to time by the selling securityholders. The term "selling securityholders" includes donees, pledgees, transferees or other successors-in-interest selling debentures and the underlying shares of our common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

        The selling securityholders may sell their shares by one or more of, or a combination of, the following methods:

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

  •
  in privately negotiated transactions; and

  •
  in options transactions.

        In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the debentures and the underlying shares of our common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the debentures and the underlying shares of our common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the debentures and the underlying shares of our common stock short and redeliver the debentures and the underlying shares of our common stock to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the debentures or shares offered by this prospectus, which the debentures and the underlying shares of our common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge the debentures and the underlying shares of our common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged debentures and the underlying shares of our common stock pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

        In offering the debentures and the underlying shares of our common stock covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

        In order to comply with the securities laws of certain states, if applicable, the debentures and the underlying shares of our common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the debentures and the underlying shares of our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of debentures and the underlying shares of our common stock in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the debentures or shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of debentures and the underlying shares of our common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of debentures and the underlying shares of our common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        Pursuant to the registration rights agreement that is incorporated by reference into the registration statement of which this prospectus is a part, we have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act.

        We have agreed to keep the registration statement effective until the earlier of: the second anniversary of the original date of issuance of the debentures; and such time as all of the debentures and the common stock issuable upon conversion thereof cease to be outstanding or have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

LEGAL MATTERS

        The validity of the debentures and the underlying shares of common stock offered by this prospectus have been passed upon for us by King & Spalding LLP.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 28, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Please note that the SEC's website is included in this prospectus as an active textual reference only. The information contained on the SEC's website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20459. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20459. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's web site.

INCORPORATON OF CERTAIN DOCUMENTS BY REFERENCE

        We "incorporate by reference" into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the debentures offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied (other than current reports furnished under Item 9 or Item 12 of Form 8-K unless specifically incorporated by reference by us):

  •
  our annual report on Form 10-K for the year ended December 28, 2003;

  •
  our quarterly report on Form 10-Q for the three months ended March 28, 2004; and

  •
  the description of our common stock, par value $0.01 per share, which is contained in a Registration Statement on Form 8-A filed on May 17, 1995 pursuant to Section 12(g) of the Exchange Act.

        You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: Serologicals Corporation, 5655 Spalding Drive, Norcross, Georgia 30092, Tel. (678) 728-2000, Attention: Corporate Secretary. Our SEC file number is 0-26126.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Serologicals Corporation (the "Registrant") (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee—Securities and Exchange Commission.	$16,471
Legal fees and expenses	50,000
Accounting fees and expenses	50,000
Miscellaneous expenses	32,000

Total Expenses	$148,471

Item 15. Indemnification of Directors and Officers.

        The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and the Amended and Restated Certificate of Incorporation (the "Certificate") of the Registrant. Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

        No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made (1) by a majority vote of the directors who were not parties to the action even though less than a quorum, (2) by a committee of such directors designated by a majority vote of such directors, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. The DGCL provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

        The Certificate provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date when the provisions become effective.

        In addition, the Certificate provides that directors, officers and others shall be indemnified to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended), against any and all expense, liability and loss (including settlement) reasonably incurred or suffered by such person in connection with such service. The Certificate further provides that, to the extent permitted by law, expenses so incurred by any such person in defending any such proceeding shall, at his request, be paid by the Registrant in advance of the final disposition of such action or proceeding.

        The Certificate provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any law, provision of By-laws or otherwise.

        Pursuant to indemnification agreements with certain of its executive officers and directors the Registrant has agreed to indemnify such persons (including their respective heirs, executors and administrators) to the fullest extent permitted by the DGCL against all expenses and liabilities reasonably incurred in connection with or arising out of any action, suit or proceeding in which such executive officer or director may be involved by reason of having been a director or officer of the Registrant or any subsidiary thereof.

        The Registrant maintains directors and officers liability and company reimbursement insurance which, among other things (i) provides for payment on behalf of its officers and directors against loss as defined in the policy stemming from acts committed by directors and officers in their capacity as such and (ii) provides for payment on behalf of the Registrant against such loss but only when the Registrant shall be required or permitted to indemnify directors or officers for such loss pursuant to statutory or common law or pursuant to duly effective certificate of incorporation or by-law provisions.

Item 16. Exhibits

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1(A)	Registration Rights Agreement, dated as of August 20, 2003, among Serologicals Corporation and Banc of America Securities LLC, J.P. Morgan Securities Inc. and UBS Securities LLC, as representatives of the initial purchasers
4.2(A)
Indenture, dated as of August 20, 2003, between Serologicals Corporation and The Bank of New York, as Trustee, for the 4.75% Convertible Senior Subordinated Debentures due 2033, including form of 4.75% Convertible Senior Subordinated Debenture due 2033 attached thereto as Exhibit A
5.1	Opinion of King & Spalding LLP*
12.1	Computation of Ratio of Earnings to Fixed Charges*
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of King & Spalding LLP, included in Exhibit 5.1*
24.1	Power of Attorney, included on signature page*
25.1	Form T-1, Statement of Eligibility under the Trust Indenture Act of U.S. Bank Trust National Association*

(A)
Incorporated by reference to the Registrant's Current Report on Form 8-K, filed August 21, 2003.

*
Previously filed.

Item 17. Undertakings.

        Item 512(a) of Regulation S-K.    The undersigned Registrant hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

  2.
  That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Item 512(b) of Regulation S-K    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Item 512(h) of Regulation S-K.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Serologicals Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on May 7, 2004.

SEROLOGICALS CORPORATION
By:	/s/ HAROLD W. INGALLS Harold W. Ingalls Vice President, Finance and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities on May 7, 2004.

Signature	Title

/s/ DAVID A. DODD David A. Dodd	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ HAROLD W. INGALLS Harold W. Ingalls	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)
/s/ SAMUEL R. SCHWARTZ Samuel R. Schwartz	Chief Accounting Officer and Corporate Controller
* Desmond H. O'Connell, Jr.	Chairman of the Board of Directors
* Ralph E. Christoffersen, Ph.D.	Director
* Robert J. Clanin	Director
* Wade Fetzer III	Director

*
Signed by Attorney-in-Fact pursuant to previously filed power of attorney.

Signature	Title
* Ronald G. Gelbman	Director
* Gerard M. Moufflet	Director
* George M. Shaw, M.D., Ph.D.	Director
* Lawrence E. Tilton	Director
By:	/s/ HAROLD W. INGALLS Harold W. Ingalls Attorney-in-Fact

*
Signed by Attorney-in-Fact pursuant to previously filed power of attorney.

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1(A)	Registration Rights Agreement, dated as of August 20, 2003, among Serologicals Corporation and Banc of America Securities LLC, J.P. Morgan Securities Inc. and UBS Securities LLC, as representatives of the initial purchasers
4.2(A)
Indenture, dated as of August 20, 2003, between Serologicals Corporation and The Bank of New York, as Trustee, for the 4.75% Convertible Senior Subordinated Debentures due 2033, including form of 4.75% Convertible Senior Subordinated Debenture due 2033 attached thereto as Exhibit A
5.1	Opinion of King & Spalding LLP*
12.1	Computation of Ratio of Earnings to Fixed Charges*
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of King & Spalding LLP, included in Exhibit 5.1*
24.1	Power of Attorney, included on signature page*
25.1	Form T-1, Statement of Eligibility under the Trust Indenture Act of U.S. Bank Trust National Association*

(A)
Incorporated by reference to the Registrant's Current Report on Form 8-K, filed August 21, 2003.

*
Previously filed.

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
SELLING SECURITYHOLDERS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF DEBENTURES
BOOK-ENTRY SYSTEM
DESCRIPTION OF CAPITAL STOCK
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
INCORPORATON OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
EXHIBIT INDEX
SIGNATURES
EXHIBIT INDEX